Exhibit 2.01

EXECUTION VERSION

DATED 9 MAY 2018

THE PERSONS AND ENTITIES NAMED IN Part 1 OF SCHEDULE 1

THE PERSONS AND ENTITIES NAMED IN PART 2 OF SCHEDULE 1

ADESTO TECHNOLOGIES CORPORATION

SHARE PURCHASE AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	SALE AND PURCHASE	14
3.	CONSIDERATION	14
4.	OPENING ACCOUNTS	15
5.	COMPLETION	16
6.	WARRANTIES	16
7.	INDEMNITIES	18
8.	LIMITATIONS ON THE SELLERS’ LIABILITY	18
9.	CLAIMS	22
10.	BUYER WARRANTIES	22
11.	USE OF CONFIDENTIAL INFORMATION BY KEY SELLERS	23
12.	FURTHER UNDERTAKINGS	23
13.	GENERAL	25

SCHEDULE 1
	Part 1 : The Key Sellers and the Shares	[omitted]
	Part 2 : Other Sellers (Nominees)	[omitted]
	Part 3 : Other Sellers	[omitted]

SCHEDULE 2
INFORMATION CONCERNING THE GROUP		[omitted]
	Part 1 : The Company	[omitted]
	Part 2 : The Subsidiaries	[omitted]

SCHEDULE 3
COMPLETION ARRANGEMENTS		30
	Part 1 : Sellers’ Obligations	30
	Part 2 : Buyer’s Obligations	33

SCHEDULE 4
REORGANISATION DOCUMENTS		[omitted]
	Part 1 : Business Transfer Agreement	[omitted]
	Part 2 : Ancillary Irish Reorganisation Documents	[omitted]

SCHEDULE 5
WARRANTIES		34
	Part 1 : Fundamental Warranties	34
	Part 2 : General Warranties	36
	Part 3 : Tax Warranties	72

SCHEDULE 6
COPIES OF THE ASSIGNMENT, LICENCE TO ASSIGN AND LICENCE		[omitted]

SCHEDULE 7
OPENING ACCOUNTS		[omitted]
	Part 1 : Form of Opening Accounts	[omitted]
	Part 2 : Opening Accounts Dispute Procedures	[omitted]

SCHEDULE 8
INTELLECTUAL PROPERTY		[omitted]
	Part 1 : Intellectual Property owned by a Group Company	[omitted]
	Part 2 : Other IP	[omitted]

i

SCHEDULE 9
INSURANCE	[omitted]

SCHEDULE 10
Part 1 : Escrow Arrangements	79
Part 2 : Escrow Agreement	82

SCHEDULE 11
KEY PERSONNEL	[omitted]

SCHEDULE 12
CONTRACT CONSENTS	[omitted]
Part 1 : Key Customers	[omitted]
Part 2 : Key Suppliers	[omitted]

SCHEDULE 13
CONDITIONAL CONSIDERATION	[omitted]
Part 1 : Earn-Out Amount	[omitted]

SCHEDULE 14
AGREED DEBT-LIKE ITEMS	[omitted]

SCHEDULE 15
REORGANISATION CONSENTS	[omitted]
ANNEX 1	[omitted]
OPENING ACCOUNTS	[omitted]
ANNEX 2	[omitted]
ESCROW LETTER OF UNDERTAKING	[omitted]
ANNEX 3	[omitted]
EARNOUT SCHEDULE CALCULATION EXAMPLE	[omitted]

ii

AGREED FORM DOCUMENTS

1.                                      Disclosure Letter

2.                                      Letter of resignation from auditors of relevant Group Companies

3.                                      Letters of resignation from directors and secretary of relevant Group Companies

4.                                      Tax Deed

5.                                      Transitional Services Agreement

6.                                      Non-Solicitation and Restrictive Covenant Deed

7.                                      Escrow Agreement

8.                                      Service Contracts

9.                                      Letter from SSSL to the Company re third party claims

10.                               Resolution of the shareholders in the Company to adopt a new Constitution on Completion

11.                               Escrow Letter of Undertaking

iii

THIS AGREEMENT is made on 9 May 2018

BETWEEN:

(1)                                 THE PERSONS AND ENTITIES NAMED IN Part 1 1 OF SCHEDULE 1 (the “Key Sellers” and each a “Key Seller”);

(2)                                 THE PERSONS AND ENTITIES NAMED IN PART 2 AND PART 3 OF SCHEDULE 1 (the “Other Sellers” and each an “Other Seller”); and

(3)                                 ADESTO TECHNOLOGIES CORPORATION, a company incorporated in Delaware under registration number 5745843 having its registered office at 3600 Peterson Way, Santa Clara, California, 95054, USA (the “Buyer”).

BACKGROUND:

(A)                               The Sellers are the legal and beneficial owners of the Shares, save that:

(1)                                 Woodhatch holds at the date hereof the legal interest only in:

(a)                                 3,002,375 Ordinary Shares in the capital of the Company, the beneficial interest in which are held by the individuals listed at Schedule 1,

(b)                                 the 2,000 B Ordinary Shares in the capital of the Company set opposite its name in Schedule 1, the beneficial interest in which are held by the individuals listed in Schedule 1 but is entitled to transfer the beneficial interest (as well as the legal interest) in such Shares to the Buyer;

(c)                                  570 C Ordinary Shares in the capital of the Company set opposite its name in Schedule 1, the beneficial interest in which are held by the individuals listed in Schedule 1 but is entitled to transfer the beneficial interest (as well as the legal interest) in such Shares to the Buyer;

(2)                                 The Trustees of the ETV Employee Warrant Trust hold at the date hereof the legal interest only in the 250,000 Ordinary Shares in the capital of the Company set opposites its name in Schedule 1, the beneficial interest in which are held by the individuals listed in Part 2 of Schedule 1.

(B)                               The Sellers have agreed to sell and the Buyer has agreed to purchase all of the Shares on the terms and subject to the conditions of this Agreement.

(C)                               The Shares represent the entire issued share capital of the Company.

IT IS AGREED as follows:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Unless the context otherwise requires, in this Agreement:

“2014 Act” means the Companies Act 2014 of Ireland;

“Accounting Expert” means an agreed accountancy firm practising in Ireland, independent of the parties, appointed by agreement between the Buyer and the Sellers’ Representatives or, in the absence of such agreement within five Business Days of one of the parties notifying the other of its wish to appoint an Accounting Expert, such an accountant appointed by the President for the time being of the Institute of Chartered Accountants of Ireland on the application of either of the parties.  For the purposes of this definition, “agreed accountancy firm” means any of KPMG, PwC, Deloitte or Ernst & Young, or such other accountancy firm as is agreed between the Buyer and the Sellers’ Representatives;

“Accounts” means the unaudited consolidated balance sheet of the Group as at the day immediately following Reorganisation Completion and attached to the Disclosure Letter;

“Affiliate” means a person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first person;

“Agreed Accounting Principles” has the meaning given to it in Clause 4.2;

“Agreed Amount” means the amount Settled or Determined to be paid to the Buyer in respect of an Agreed Claim;

“Agreed Claim” means a Notified Claim which is Settled or Determined in favour of the Buyer;

“Agreed Debt-Like Items” means the items set out in Schedule 14;

“Agreed Target Completion Working Capital” means EUR290,000;

“Agreement” means this agreement and the Schedules;

“Ancillary Irish Reorganisation Documents” means the documentation listed in Part 2 of Schedule 4;

“Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations, ordinances, codes or orders of any Governmental Authority and (ii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority;

“Assignment” means the deed of assignment entered into by the Company at Reorganisation Completion in respect of the Cork Lease;

“Assignment Letters” means the assignment letters issued by SSSL and countersigned by the relevant Key Customer or Key Supplier counterparty giving effect to the Reorganisation Consents;

“B Ordinary Shares” means B Ordinary Shares of EUR0.0001 each in the capital of the Company;

“Business” means the business of development and production by the Company of tailored silicon solutions, the licensing of integrated circuit intellectual property, and the supply of integrated circuits to service operators, OEMs, and semiconductor vendors (formerly known as SSSL’s ‘Silicon Business’);

“Business Day” means a day other than a Saturday or Sunday or public holiday in Ireland on which clearing banks are open for business in Dublin and New York;

“Business Transfer Agreement” means the asset and undertaking transfer agreement listed in Part 1 of Schedule 4;

“Buyer’s Group”, the Buyer, its subsidiaries, holding companies and subsidiaries of such holding companies;

“Buyer’s Solicitors” means Arthur Cox of Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland;

“C Ordinary Shares” means C Ordinary Shares of EUR0.0001 each in the capital of the Company;

“Claim” means a Warranty Claim, Tax Claim, Indemnity Claim or any claim against the Sellers pursuant to the terms of this Agreement including, for the avoidance of doubt, a claim as a result of there being Decreased Working Capital;

“Code” means the Internal Revenue Code of 1986 of the United States, as amended;

“Company” means S3 ASIC Semiconductors Limited, particulars of which are set out in Part 1 of Schedule 2;

“Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), and any other written or oral plan, contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, holiday pay, vacation pay, fringe benefits, disability benefits, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation, equity compensation or post-retirement compensation, maintained or contributed to by a Group Company or ERISA Affiliate for the benefit of any current or former director, officer, employee or consultant of a Group Company, or with respect to which a Group Company has or may have any liability;

“Companies Acts” means the 2014 Act, all enactments which are to be read as one with, or construed or read together as one with the 2014 Act, and every statutory modification and re-enactment thereof for the time being in force;

“Completion” means completion of the sale and purchase of the Shares in accordance with this Agreement;

“Completion Date” means the date on which Completion takes place as determined in accordance with Clause 5.1;

“Completion Payment” means US$35,000,000 less (i) an amount equal to the Estimated Working Capital Deficit less (ii) an amount equal to the Agreed Debt-Like Items, being in total US$34,882,284;

“Completion Working Capital” means the actual amount of current assets less current liabilities of the Group as at Completion, excluding Agreed Debt-Like Items;

“Conditional Consideration” means the Earn-Out Amount (if any) calculated in accordance with Schedule 13;

“Confidential Information” means all information not in the public domain used in or otherwise relating to the business, customers or financial or other affairs of a Group Company including, without limitation, information relating in respect of the Business:

(a)                                 to the marketing of any products or services including, without limitation, customer names and lists and any other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising or other promotional materials;

(b)                                 to future projects, business development or planning, commercial relationships and negotiations;

(c)                                  to formulas, designs, specifications, drawings, know-how, manuals and instructions; and

(d)                                 to technical or other expertise;

but excluding for the avoidance of doubt all information used in connection with the business, customers or financial or other affairs of (i) any member of the S3 Group (but excluding all information in relation to the Business) or (ii) of the Connected Health Business;

“Connected Health Business” means the provision by SSSL of consultancy services, products, support and managed services to the medical device and healthcare sectors with regard to the development and implementation of telehealth and telecare products and services (which was formally known as SSSL’s “Telehealth Business”);

“Connected Person” and “Connected” means a person who would be connected with another person for the purposes of Section 220 of the Companies Act if that other person was a director of a company;

“Consent” means any consent, approval, authorization, waiver, certification, permit, grant, franchise, concession, agreement, license, exemption, registration, certificate, declaration or filing with, or report or notice to any Governmental Authority including without limitation all certifications and standards, national and international, governing power, electromagnetic compatibility, spectrum, radiation, safety, computer hardware and communications devices and spectrum;

“Consideration” means US$35,000,000 less (i) the Working Capital Deficit (if any), less (ii) the Agreed Debt-Like Items, plus  (iii) the Working Capital Excess (if any) plus (iv) the Conditional Consideration (if any);

“Cork Lease” means the copy lease dated 15 December 2000 between (1) John F. Supple Limited and (2) SSSL in respect of a property situate at Ballygallon, Model Farm Road in the County of Cork being part of the lands comprised in Folios 45419F and 64446F of the Register of County Cork;

“DD Responses” means the responses to due diligence questions raised by the Buyer, which responses are attached to the Disclosure Letter;

“Data Protection Acts” has the meaning given to it in paragraph 7(g) of Part 2 of Schedule 5;

“Data Room” means the online data room established by the Group and hosted by Intralinks with the Project ID 4871395 with the name “Project Clara”;

“Decreased Working Capital” has the meaning set out at Clause 4.4(a);

“Determined” means, in relation to any Notified Claim, finally determined (as to both liability and quantum) by a Court or other appellate body of competent jurisdiction in proceedings between the Buyer and the Sellers or any of them, the time limit for appeal having passed or final appellate judgment having been given with no right of appeal;

“Disclosure Letter” means the letter of today’s date from the Warrantors to the Buyer in the Agreed Form qualifying the Warranties together with all documents attached to it;

“Dispute” has the meaning given to it in Clause 13.6;

“Domain Names” means www.s3semi.com; www.s3silicon.com; www.s3semiconductors.com; www.acaciasemiconductor.com; www.s3semiconductorsolutions.com; www.s3semi.com; www.s3semis.com; and www.s3semiconductor.com;

“Dublin Lease” means an unsigned lease (dated 2016) with a term commencement date of 1 March 2016 between (1) Tineney Ireland Limited and (2) SSSL in respect of the second floor of the commercial development known as Whelan House (also known as Philips House), South County Business Park, Leopardstown, Dublin 18;

“Earn-Out Amount” means the amounts due (if any) to the Sellers in accordance with Schedule 13;

“Earn-Out Determination Date” has the meaning set out in Schedule 13;

“Earn-Out Period” has the meaning set out in Schedule 13;

“Employee Expenses” means any employee termination expenses, including, but not limited to, any applicable bonus, unfair dismissal or severance payments, related to the Key Employees or any employees of SSSL who transferred to the Company pursuant to the Reorganisation (or who claimed a right to transfer to the Company pursuant to the Reorganisation but were not transferred by SSSL);

“Employees” means those persons engaged by any Group Company to provide services in a capacity as employee, a list of such persons being set out in the Business Transfer Agreement;

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, assignment, hypothecation, right of first refusal, right of pre-emption, or right to acquire or restrict, any adverse claim or right or third party right or interest, any other encumbrance or security interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” means any other Person that, together with any Group Company, would be treated as a single employer under Section 414 of the Code;

“Escrow Account” means the account to be established by the Escrow Agent to hold the Escrow Amount;

“Escrow Agent” means Deutsche Bank AG, London Branch;

“Escrow Agreement” means the agreement relating to the operation of the Escrow Account between the Sellers Representatives, the Buyer, and the Escrow Agent in the form set out in Part 2 of Part 1 to be entered into on Completion;

“Escrow Amount” means $3,500,000;

“Escrow Letter of Undertaking” means an irrevocable letter of undertaking by Mason Hayes and Curran solicitors to transfer the Escrow Amount to the Escrow Account as soon as reasonably practicable following the opening of the Escrow Account as attached at Annex 2;

“Escrow Release Date” means the date being 15 months after the Completion Date;

“Estimated Completion Working Capital” means the amount derived from the Opening Accounts of current assets less current liabilities of the Group as at the Completion Date, excluding Agreed Debt-Like Items;;

“Estimated Working Capital Deficit” means the amount by which the Estimated Completion Working Capital is less than the Agreed Target Working Capital;

“euro” or “EUR” or “€” means the lawful currency of Ireland;

“Export Control Laws” means (i) all Irish import and export Laws (including, but not limited to, the Control of Exports Act 2008 (as amended); the Control of Exports (Goods and Technology) Order 2012 (S.I. No. 216 of 2012); the Control of Exports (Dual Use Items) (Amendment) Order 2013 (S.I. No. 242 of 2013); the Control of Exports (Dual Use Items) Order 2009 (S.I. No. 443 of 2009) (as amended); and Control of Exports (Brokering Activities) Order 2011 (S.I. No. 86 of 2011)) (ii) all European Union import, export and sanctions Laws (including, but not limited to, Council Regulation (EC) No. 428/2009 (as amended); and regulations based on Article 215 Treaty on the Functioning of the European Union and decisions adopted in the framework of the European Union Common Foreign and Security Policy) and (iii) all comparable applicable Laws outside Ireland and the European Union.

“Fairly Disclosed” has the meaning given to it in Clause 6.3;

“Financial Debt” means, with respect to the Group, calculated in accordance with Irish GAAP:

(a)                                 all payment, borrowing, liability or indebtedness obligations (including, without limitation, obligations under capitalized leases, letters of credit, bankers acceptances, any deferred purchase price for property or services, any obligations under interest rate swap, hedging or similar agreements and other non-trade liabilities) of any Group Company to any bank, insurance company, finance company or other institutional lender or any other person (including the Warrantors) and all accrued interest and any early termination, prepayment, break and exit penalties, payments, fees or other charges on each of the aforementioned payment, borrowing, liability or indebtedness obligations;

(b)                                 all accrued directors fees, all accrued management fees and all other accrued amounts owed to any shareholder of any Group Company;

(c)                                  all unpaid pension liabilities in respect of any current or former employee, director consultant or officer of any Group Company;

(d)                                 all unpaid expenses of the Warrantors;

(e)                                  all Transaction Expenses payable by the Company (if any); and

(f)                                   all unpaid liabilities of any Group Company to any Seller;

provided that it does not include those current liabilities included within Completion Working Capital and in each case including any Tax (which the Buyer or the Group is required to account for in respect of any such Financial Debt);

“Fundamental Warranties” means those warranties set out in Part 1 of Schedule 5;

“General Warranties” means those warranties set out in Part 2 of Schedule 5;

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, court, regulatory or administrative agency, commission or instrumentality of Ireland or any other nation, government or state, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization;

“Group” means the Company and the Subsidiaries for the time being and the term “Group Company” means any one of them;

“Increased Working Capital” has the meaning set out at Clause 4.4(b);

“Indemnity Claim” means a claim for breach of Clause 7 (Indemnities);

“Individual Sellers” means John O’Brien, Cathal Byrne, Jim O’Donoghue, Dermot Barry, James O’Riordan, Philip Brennan;

“Information Technology” means all computer systems, communication systems, software and hardware used, owned or licensed by or to any Group Company including all hardware and software which is sold or licensed by any Group Company to third parties in furtherance of the Business but excludes the Intellectual Property Rights;

“Intellectual Property” means worldwide patents (including supplementary protection certificates), trademarks, service marks, registered designs, utility models, design rights, topography rights, copyrights (including copyright in computer programs and moral rights), database rights, inventions, trade secrets, Confidential Information, business or trade names, get-up, domain names and other internet identifiers (including the Domain Names), product endorsement or image rights, character merchandising and the right to publicity, Software, and all other intellectual property rights and rights of a similar or corresponding character (including all associated goodwill), enforceable anywhere in the world (whether or not the same are registered or capable of registration) and all registration and applications for, or for the protection of, any of the foregoing;

“Intellectual Property Rights” means all Intellectual Property (excluding for the avoidance of doubt, all S3 Intellectual Property Rights and any residual intellectual property rights vested in the S3 Group pursuant to the terms of the share purchase agreement entered into on 7 September 2015 between (1) the persons and entities named in part 1 of Schedule 1 thereto; (2) the persons and entities named in part 2 of Schedule 1 thereto; and (3) Accenture Holdings B.V.) which is (i) owned by a Group Company, or (ii) used by a Group Company in, or in connection with, the Business including the specific rights which are listed in Schedule 8;

“Irish Business” means that part of the Business operated by SSSL in Ireland prior to the transfer of such business to the Company pursuant to the Reorganisation;

“Irish GAAP” means generally accepted accounting standards, principles and practices in Ireland at the date of this Agreement, consistently applied in accordance with Financial Reporting Standard 102 The Financial Reporting Standard applicable in the UK and Republic of Ireland (“FRS 102”) as applied in accordance with the provisions of the Companies Act 2014;

“IRS” means the U.S. Internal Revenue Service and, to the extent relevant, the U.S. Department of Treasury;

“Key Customers” means those customers of the Company listed in Schedule 12;

“Key Personnel” means those individuals listed in Schedule 11;

“Key Personnel Service Contracts” means the service agreements in form to be agreed between each of the Key Personnel and any Group Company;

“Key Suppliers” means those suppliers of the Company listed in Part 2 of Schedule 12;

“Know-How” means all trade secrets and other information and techniques (not publicly known) owned by a Group Company or used by a Group Company in, or in connection with, the Business, held in any form (including, without limitation, paper, electronically stored data, magnetic media, film and microfilm) including, without limitation, that is comprised in or derived from drawings, data, reports, project reports, formulae, specifications, testing procedures, test results, component lists, instructions, manuals, brochures, catalogues and process descriptions, market forecasts, lists and particulars of customers and suppliers;

“Last Accounting Date” means the date of Reorganisation Completion;

“Licence to Assign” means the licence to assign entered into by the Company at Reorganisation Completion in respect of the Cork Lease;

“Licence Agreement” means the licence to occupy entered into by the Company at Reorganisation Completion in respect of the Dublin Lease;

“Non-Solicitation and Restrictive Covenant Agreement” means the non-solicitation and restrictive covenant agreement between the Company and the Buyer in the Agreed Form;

“Notified Claim” means a Claim that is notified by the Buyer to the Sellers’ Representatives in accordance with the provisions of this Agreement or notified by the Buyer to the Covenantors’ Representative (as defined in the Tax Deed) in accordance with the provisions of the Tax Deed, in each case incorporating a Notified Claim Estimate, on or before the Relevant Escrow Release Date;

“Notified Claim Estimate” means in relation to a Notified Claim, written notice setting out in as much detail as is reasonably practicable, the nature of the claim and the amount claimed or an estimate thereof;

“Open Source Software” means all software that contains, incorporates, or is derived in any manner from, any software that is distributed pursuant to a license that: (a) requires (i) the licensee to distribute or provide access to the source code of such software or any data, information or materials utilized or created by such software or any portion thereof, (ii) the licensee to distribute the software or any portion thereof for free or at some reduced price, (iii) the Group Companies’ other software or any portion thereof that is combined with, linked to, or based upon such software (“Combined Software”) be licensed pursuant to the same license or (iv) the Combined Software be distributed for free or at some reduced price; or (b) otherwise adversely affects the Group Companies’ ownership of any Software;

“Opening Accounts” means the estimated unaudited consolidated balance sheet of the Group, including the notes thereon, as at the Completion Date, prepared in accordance with the provisions of Part 1 of Schedule 7 and delivered to the Buyer in accordance with Clause 4.2;

“Ordinary Shares” means Ordinary Shares of EUR0.0001 each in the capital of the Company;

“Outstanding Claim” means a Notified Claim that has not been Resolved as at the Escrow Release Date;

“Payment Date” means the date upon the relevant payable Earn-Out Amount becomes payable;

“Person” means an individual, corporation (including a business trust), partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof;

“Planning Acts” means the Local Government (Planning and Development) Acts 1963 to 1999, the Planning and Development Acts 2000 to 2010, the Building Control Acts 1990-2007 and any statutory modification or re-enactment thereof for the time being in force and any regulations or orders for the time being;

“Proceedings” has the meaning given to it in Clause 13.7;

“Property” means the properties the subject of the Assignment, the Licence to Assign and the Licence Agreement;

“Reorganisation” means the series of transactions whereby the Company acquired the assets and undertakings of the Irish Business and the equity interests of S3 Czech Republic, S3 Portugal and S3 USA pursuant to the terms of the Business Transfer Agreement;

“Reorganisation Completion” means the completion of the Reorganisation;

“Reorganisation Consents” means Key Customer and Key Supplier consents attached at Schedule 15;

“Reorganisation Documentation” means the documentation listed in Schedule 4;

“Resolved” means in relation to a Notified Claim, Settled, Determined or withdrawn in writing by the Buyer;

“S3 Czech Republic” means Silicon & Software Systems Ceska Republika s.r.o., a company incorporated in the Czech Republic and having its place of business at Klicperova 12, 150-00 Praha 5 (Prague), the Czech Republic, details of which are set out in Part 2 of Schedule 2;

“S3 Group” means SSSL and its Subsidiaries;

“S3 Intellectual Property Rights” means all Intellectual Property exclusively used in connection with the Connected Health Business;

“S3 Portugal” means S3 Portugal — Desenvolvimento de Circuitos Microelectronicos e Software Integrado, S.A., a company incorporated in Portugal and having its registered office at Madan Parque, Rua dos Inventores, 2825-182 Caparica, (Lisbon), Portugal, details of which are set out in Part 2 of Schedule 2;

“S3 USA” means S3 Semiconductor Solutions USA Inc., a company incorporated under the laws of the Commonwealth of Massachusetts, United States of America and having its registered office at 639 Granite Street, Braintree, MA 02184, details of which are set out in Part 2 of Schedule 2;

“Sellers” means the Key Sellers and the Other Sellers and each a “Seller”;

“Sellers’ Representatives” means John O’Brien and John O’Sullivan and each a “Sellers’ Representative”;

“Sellers’ Solicitors” means William Fry, 2 Grand Canal Square, Dublin 2, D02 A342, Ireland;

“Service Contracts” means the employment contracts for the Key Personnel to be in place in the Company from Completion;

“Settled” means, in relation to any Notified Claim, agreed in writing (as to both liability and quantum) between the Buyer and the Sellers’ Representatives whether between themselves or as a result of any arbitrator or expert provided for or in relation to any Notified Claim under the Tax Deed, upon reaching the payment date determined in accordance with clause 7.1 of the Tax deed;

“Shares” means the entire issued share capital of the Company, further particulars of which are set out in Schedule 1 and which are to be purchased by the Buyer under the terms of this Agreement;

“Software” means all software (including firmware and other software embedded in hardware devices), software code (including source code and executable or object code), subroutines, interfaces, including APIs, and algorithms;

“Specified Proportion” means the proportion payable to each Seller as is set out opposite its/his/her name in Schedule 1 and specified as a percentage figure;

“SSSL” means Silicon & Software Systems Limited, a company incorporated in Ireland under registration number 378073 having its registered office at South County Business Park, Leopardstown, Dublin 18;

“Subsidiaries” means the entities, details of which are set out in Part 2 of Schedule 2 and “Subsidiary” means any one of them;

“subsidiaries” has the meaning given in section 7 of the Companies Act;

“Tax” and “Taxation” have the meaning given to them in the Tax Deed;

“Tax Authority” and “Taxation Authority” have the meaning given to them in the Tax Deed;

“Tax Claim” means any claim by the Buyer under the Tax Warranties or the Tax Deed;

“Tax Deed” means the deed of tax covenant in the Agreed Form between the Warrantors, SSSL and the Buyer;

“Tax Warranties” means the warranties contained in Part 3 of Schedule 5;

“TCA” means Taxes Consolidation Act 1997 (as amended);

“TPC Claim” means a claim in respect of which (i) the Buyer has given the Sellers’ Representatives notice pursuant to Clause 8.15, (ii) the Sellers’ Representatives have required the Buyer to procure that a Group Company takes any action (or omits to take any action), (iii) the Buyer has procured the action (or omission to act) required by the Sellers’ Representatives in circumstances where the Buyer wished to take a different course of action (as demonstrated by notice in writing from the Buyer to the Sellers’ Representatives in advance of the Buyer’s procuring such action (or omission to act)), and (iv) had the Buyer’s course of action been taken, the Buyer or relevant Group Company would have incurred a lesser liability than that ultimately incurred by the Buyer or the relevant Group Company arising from the relevant Third Party Claim;

“Transaction Documents” means this Agreement, the Disclosure Letter, the Tax Deed, the Escrow Agreement, the Non-Solicitation and Restrictive Covenant Agreement, and the Transitional Services Agreement;

“Transitional Services Agreement” means the transitional services agreement between SSSL and the Company in the Agreed Form;

“TUPE” means the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003;

“United States” means the United States of America;

“Unrestricted Completion Payment” means the amount of the Completion Payment excluding the Escrow Amount;

“US GAAP” means generally accepted accounting standards, principles and practices in the United States as apply at the date of this Agreement;

“VAT” means Value Added Tax;

“VATCA” means Value Added Tax Consolidation Act 2010;

“Warranties” means the warranties contained in Schedule 5 and “Warranty” means any of them;

“Warranty Claim” means a claim by the Buyer for a breach of Warranty;

“Warrantors”, John O’Brien, Cathal Byrne, James O’Riordan and Dermot Barry and each a “Warrantor”;

“Woodhatch” means Woodhatch Limited, a company incorporated in Ireland under registration number 219027 having its registered office at South County Business Park, Leopardstown, Dublin 18;

“Working Capital Deficit” means the amount (if any) by which the Completion Working Capital is less than the Agreed Target Completion Working Capital;

“Working Capital Excess” means the amount (if any) by which the Completion Working Capital exceeds the Agreed Target Completion Working Capital; and

“Working Hours” means 9.00 am to 5.00 pm on a Business Day.

1.2                               In this Agreement, unless the context otherwise requires:

(a)                                 a document in the “Agreed Form” is a reference to a document in a form agreed and for the purposes of identification initialled by or on behalf of the parties thereto;

(b)                                 a reference to:

(i)                                     any party includes its personal representatives, successors in title and permitted assigns;

(ii)                                  a “person” includes any individual, firm, body corporate, association or partnership, government or state or agency of a state, local authority or government body or any joint venture association or partnership (whether or not having a separate legal personality);

(iii)                               a “company” shall be construed so as to include any company, corporation or body corporate, wherever and however incorporated or established;

(iv)                              a Clause, sub-Clause, paragraph, sub-paragraph, or Schedule, unless otherwise specified, is a reference to a Clause, sub-Clause, paragraph, sub-paragraph of or Schedule to this Agreement;

(v)                                 writing or similar expressions includes, unless otherwise specified, transmission by facsimile but excludes email;

(vi)                              the singular includes the plural and vice versa and references to one gender includes all genders;

(vii)                           “day” (including a Business Day) shall mean a period of 24 hours running from midnight to midnight;

(viii)                        a “month” shall mean a calendar month;

(ix)                              times are to time in Ireland;

(x)                                 US$ is a reference to U.S. dollars, the lawful currency of the United States of America; and

(xi)                              any other document referred to in this Agreement is a reference to that document as amended, varied, novated or supplemented at any time;

(c)                                  a reference to a statute or statutory provision shall be construed as a reference to the laws of Ireland unless otherwise specified and includes:

(i)                                     any subordinate legislation made under it including all regulations, by-laws, orders and codes made thereunder;

(ii)                                  any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)                               any statute or statutory provision which modifies, consolidates, re- enacts or supersedes it;

in each case, at the date of this Agreement;

(d)                                 the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other”, “including”, “include” and “in particular” or any similar expression shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.3                               The table of contents and headings in this Agreement are inserted for convenience only.  They are to be ignored in the interpretation of this Agreement.

1.4                               Any reference to a Warrantor’s knowledge, information, belief or awareness is deemed to include knowledge, information, belief or awareness which the person would have had if such person had made reasonable and prudent enquiries of each other and Jim O’Donoghue.

1.5                               Where any party to this Agreement is more than one person then:

(a)                                 reference to that party shall refer to each of those persons or any of them as the case may be; and

(b)                                 the benefits contained in this Agreement in favour of such party shall be construed and take effect as conferred in favour of all such persons collectively and each of them separately.

1.6                               Unless expressly provided otherwise in this Agreement, the Sellers and/or the Warrantors (as appropriate) shall be severally (and not jointly and severally) liable for their respective obligations, undertakings and liabilities arising under this Agreement.

1.7                               It is acknowledged and agreed by the parties that the provisions of this Agreement have been negotiated, drafted and settled jointly by and on behalf of the parties and accordingly if any question arises at any time as to the meaning, intent or interpretation of any provision or provisions of this Agreement, no presumption or burden of proof will arise in favour of or against any party solely as a result of the authorship of any of the provisions of this Agreement.

2.                                      SALE AND PURCHASE

2.1                               With effect from Completion, save in the case of:

(a)                                 Woodhatch in respect of the relevant Ordinary Shares, the B Ordinary Shares and the C Ordinary Shares in the capital of the Company held by Woodhatch in trust as described in Recital (A), which it agrees to sell as legal owner and on behalf of the beneficial owners;

(b)                                 The Trustees of the ETV Employee Warrant Trust in respect of the Ordinary Shares in the capital of the Company held by them in trust as described in Recital (A), which they agree to sell as legal owner and on behalf of the beneficial owners, the Sellers agree to sell as legal and beneficial owners and the Buyer agrees to purchase the Shares free from all Encumbrances together with all rights of any nature whatsoever now or after the date of this Agreement attaching or accruing to them.

2.2                               Each of the Sellers waive all rights of pre-emption and other restrictions on transfer over the Shares conferred on him or any other person under the Constitution of the Company or otherwise.

3.                                      CONSIDERATION

3.1                               The aggregate purchase price payable by the Buyer to the Sellers for the Shares is, subject to Clauses 3.4 and 4.4, the Consideration. In all cases where it is necessary to convert an element of the Consideration to another currency, the value of each such element shall be converted at the prevailing exchange rate applicable to that amount by reference to the relevant spot exchange quote quoted by the European Central Bank at 11:00am Irish time on the date of payment or, if such day is not a Business Day, on the Business Day immediately preceding such day.

3.2                               Upon Completion, the Buyer shall pay the Completion Payment as follows:

(a)                                 an amount in cash equal to the Unrestricted Completion Payment in accordance with each Seller’s Specified Proportion of the Consideration (for the avoidance of doubt, the payment by the Buyer of the Unrestricted Completion Payment into the account nominated by the Sellers’ Solicitors shall represent full compliance by the Buyer with this Clause and the Buyer shall have no responsibility  or obligation whatsoever in relation to the distribution of the Unrestricted Completion Payment to the Sellers in accordance with any provision of this Agreement (including  the Specified Proportions); and

(b)                                 the Escrow Amount to be held to the order of the Sellers by Mason Hayes and Curran solicitors but strictly to the provisions of this Agreement and the the Escrow Agreement (and the Sellers shall not have the right to direct the transfer of the Escrow Amount by the Escrow Agent and / or Mason Hayes and Curran solicitors) and on the basis of the  Escrow Letter of Undertaking to transfer it immediately upon opening of the Escrow Account held in accordance with the terms of Schedule 10 and the Escrow Agreement. The transfer of the Escrow Amount into the Escrow Account shall represent full compliance by the Buyer with this Clause and the Buyer shall have no responsibility or obligation whatsoever in relation to the distribution of the Escrow Amount (after it is lodged in the Escrow Account) to the Sellers in accordance any provision or Schedule of this Agreement (including the Specified Proportions).

3.3                               In respect of any portion of the Consideration payable to Woodhatch on behalf of any Shareholder who is an Employee, Woodhatch shall be entitled to deduct from such consideration:

(a)                                 the amount of the strike price for the Shares held by the relevant Shareholder; and

(b)                                 any Tax required by law to be deducted by the Company in respect of the Shares held by the relevant Shareholder,

and in each case such amount shall be paid to the Company by Woodhatch at the time of receipt  by it through a written instruction to the Buyer.

3.4                               The Conditional Consideration, if any, shall be payable by the Buyer to the Seller in accordance with Schedule 13 by the date falling 10 days after the Earn-Out Determination Date (and if such date does not fall on a Business Day, the next Business Day thereafter).

3.5                               The Buyer may deduct, set-off, retain or withhold, in accordance with Schedule 13, from any payable Earn-Out Amount an amount in respect of, and in full or in part satisfaction of, any Indemnity Claim or TPC Claim which is subsisting and has not been settled in full by the Seller on the Payment Date or any Claim that has been Settled, subject to the limitations set out in Schedule 13.

3.6                               The Conditional Consideration (less any deduction) and the Escrow Amount (less any deduction) in each case when due, shall be paid to the Sellers’ Solicitors and the receipt of the Seller’ Solicitors shall be sufficient evidence of payment and shall be a good discharge to the Buyer. The Buyer shall not be concerned as to the distribution of the Conditional Consideration and/or the Escrow Amount (if released, whether in whole or in part) to the Sellers, or the division thereof between such persons.

4.                                      OPENING ACCOUNTS

4.1                               The Buyer and the Key Sellers acknowledge that the Consideration has been agreed between the parties on the basis that the amount equal to any and all outstanding Financial Debt of the Group immediately after Completion will equal to zero or fully reflected in the Opening Accounts.  The Key Sellers shall procure that the Estimated Completion Working Capital is calculated in accordance with the FRS 102 (save that the revenue recognition items are prepared on the basis of US GAAP) except as agreed otherwise in Part 1 of Schedule 7.

4.2                               The parties agree that the Opening Accounts shall be prepared on a basis consistent with and in accordance with FRS 102 (save that the revenue recognition items are prepared on the basis of US GAAP) (“Agreed Accounting Principles”) and were  delivered by the Sellers to the Buyer three Business Day prior to Completion.

4.3                               Following Completion, the Buyer may at any point up to 40 Business Days from Completion and notwithstanding its assessment of the Completion Working Capital pre-Completion based on the Opening Accounts, dispute the Completion Working Capital in the manner set out at Part 2 of Schedule 7.

4.4                               If:

(a)                                 the Buyer is successful following any such dispute in determining that the Completion Working Capital was less than the Estimated Completion Working Capital (the amount by which the Completion Working Capital is less than the Estimated Completion Working Capital being the “Decreased Working Capital”), then an amount equal to the Decreased Working Capital shall be due to and released to the Buyer from the Escrow Account as soon as practicable and in any event within 5 Business Days of the date of determination of same; and

(b)                                 the Key Sellers are successful following any such dispute in determining that the Completion Working Capital was more than the Estimated Completion Working Capital (the amount by which the Completion Working Capital is more than the Estimated Completion Working Capital being “Increased Working Capital”), then an amount equal to the Increased Working Capital shall be paid by the Buyer to the Sellers Solicitors (on behalf of the Sellers) as soon as practicable and in any event within five Business Days of the date of determination of same.

5.                                      COMPLETION

5.1                               Completion shall take place at the offices of the Buyer’s Solicitors immediately following the execution of this Agreement or at such other time, place and date as the parties hereto may agree in writing.  Upon Completion the matters referred to in this Clause 5 shall take place.

5.2                               Prior to Completion the Key Sellers shall procure that a board meeting of each Group Company is held at which the matters set out in paragraph 1 of Part 1 of Schedule 3 are carried out.

5.3                               At Completion:

(a)                                 the Sellers shall deliver or procure to be delivered to the Buyer those items set out in paragraph 2 of Part 1 of Schedule 3; and

(b)                                 the Key Sellers shall deliver or procure to be delivered to the Buyer those items set out in paragraph 3 of Part 1of Schedule 3.

5.4                               At Completion, the Buyer shall deliver those items set out in Part 2 of Schedule 3.

5.5                               Post Completion, the Buyer and the Sellers shall use their reasonable endeavours to procure that the Escrow Agent opens the Escrow Account within ten (10) Business Days of Completion.

6.                                      WARRANTIES

6.1                               Each of the Sellers (other than the Warrantors) hereby warrants  on a several basis to the Buyer that each of the Fundamental Warranties is true and accurate and not misleading at the date of this Agreement, provided that the warranty in respect of paragraphs 1(b), 1(c), 1(d), 2(a), 2(b) and 2(c) of Part 1 of Schedule 5 is provided solely in respect of that Seller and its Seller’s Shares.

6.2          Each of the Warrantors hereby warrants on a several basis to the Buyer that each of the Warranties is true and accurate and not misleading at the date of this Agreement provided that the warranty in respect of paragraphs 1(b), 1(c), 1(d), 2(a), 2(b) and 2(c) of Part 1 of Schedule 5 is provided solely in respect of that Seller and its Seller’s Shares.

6.3          The Warranties are qualified only by (i) those matters contemplated by the Transaction Documents and (ii) the facts and circumstances Fairly Disclosed. For the purposes of this Agreement “Fairly Disclosed” means fairly and accurately disclosed in the Disclosure Letter with sufficient detail to enable a prudent buyer who is reasonably expert in the Business to identify the nature and extent of the matter disclosed.

6.4          The Sellers acknowledge that the Buyer is entering into this Agreement in reliance on each of the Warranties. Save to the extent that the Warranties have been qualified by facts and circumstances Fairly Disclosed, claims may be made by the Buyer under the Warranties whether or not the Buyer knew or could have discovered (whether by any investigation made by it or on its behalf into the affairs of any Group Company or otherwise) prior to signing this Agreement that any of the Warranties have not been complied with or carried out or are otherwise untrue or misleading.  The Seller may not invoke the Buyer’s knowledge (actual, constructive or imputed) of a fact or circumstance which might make a Warranty untrue or inaccurate as a defence to a claim for breach of Warranty. The Buyer confirms that it is not currently formulating a claim for breach of Warranty.

6.5          Each of the Warranties shall be construed separately and independently and (except where the Agreement expressly provides otherwise) shall not be limited or restricted by reference to or inference from any provision of this Agreement or another Warranty.

6.6          The Sellers agree with the Buyer that the Sellers shall waive and not enforce any right which the Sellers may have in respect of any misrepresentation, inaccuracy, neglect or omission in or from any information or advice supplied or given by any Group Company or any officer, employee or adviser of or to any Group Company for the purpose of assisting the Sellers to give any of the Warranties or to prepare the Disclosure Letter.

6.7          The Warranties shall not in any respect be extinguished or affected by Completion.

6.8          Without prejudice to the right of the Buyer to claim on any other basis or any other remedies available to it and subject to the provisions of this Agreement (including without limitation Clause 6.8 and Clause 8), the liability of the Warrantors for any breach of the Warranties shall be such amount as will:

(a)           put the Buyer into the position it would have been in if such Warranty had not been breached; and

(b)           cover all costs and expenses (including, without limitation, damages, claims, demands, proceedings, costs, all reasonable legal and other professional fees and costs, penalties and expenses) incurred by the Buyer or the Group directly as a result of the breach and any payment made in accordance with the provisions of this Clause 6.8 shall, subject to Clause 9.4, include any amount necessary to ensure that, after any Taxation of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Taxation.

6.9          The sole recourse of the Buyer in respect of any Claim or Claims (other than a claim in respect of the Fundamental Warranties or an Indemnity Claim or a TPC Claim or a claim under the Tax Deed) shall be for a claim for payment out of the Escrow Account.

7.             INDEMNITIES

7.1          Subject to Clause 7.1, the Warrantors agree to indemnify and keep indemnified in full and on demand the Buyer from and against any and all costs, expenses, claims, liabilities, damages, demands and losses of every kind whatsoever (including any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties, legal and other professional fees and costs properly incurred and all other costs and expenses), that the Buyer or the Company or any of the Subsidiaries may suffer or incur arising out of, or directly or indirectly in connection with any Financial Debt in existence at Completion, which is not fully reflected in the Opening Accounts, provided that the Warrantors shall have no liability pursuant to this Clause 7.1 in relation to the Agreed Debt-Like Items.

7.2          The sole recourse of the Buyer in respect of any liability pursuant to Clause 7.1 shall be a deduction from any payable Earn-Out Amount pursuant to Schedule 13 and shall be subject to the limitations as set out therein.

8.             LIMITATIONS ON THE SELLERS’ LIABILITY

8.1          Subject always to Clause 8.15 below, the liability of the Sellers and/or the Warrantors (as appropriate) for a Warranty Claim shall be limited in accordance with the following provisions of this Clause 8.1 and no Warranty Claim may be brought unless:

(a)           the Buyer’s reasonable estimate of the Sellers’ liability for each such claim exceeds US$35,000 (such claim being a “De Minimis Claim” and all such claims shall be “De Minimis Claims”) provided that a De Minimis Claim may include the aggregate of all claims arising out of the same circumstance; and

(b)           the aggregate amount of the Buyer’s reasonable estimate of all liabilities of the Sellers under the Claim(s) and claims under the Tax Deed exceeds US$350,000 (the “Threshold”), whereupon the Sellers shall be liable for the entire amount of such liabilities and not merely the excess over the Threshold, provided however that the limitations in this Clause 8.1 shall not apply to Warranty Claims in respect of the Fundamental Warranties.

8.2          To induce the Buyer to enter into this Agreement, each Seller has contributed such Sellers’ Specified Proportion of the Escrow Amount to the Escrow Account.  Subject to Clause 8.3, each Seller acknowledges and agrees that should there be any Claim(s) (other than an Indemnity Claim), the Buyer shall be entitled to claim against the Escrow Account up to an aggregate amount equal to the amount in the Escrow Account to satisfy such Claims, regardless of the identity of Seller(s) against whom any such Claim is being made.

8.3          For the avoidance of doubt, each of the Sellers who are not Warrantors (who have only provided Fundamental Warranties), agrees that, notwithstanding the fact that the Sellers who are not Warrantors have only provided Fundamental Warranties, liability for any Claim shall be a liability of the Sellers (and not solely a liability of the Warrantors) and that each such Sellers’ Specified Proportion of the Escrow Amount shall be available to the Buyer in respect of any Claim(s) (other than an Indemnity Claim), PROVIDED THAT the maximum amount payable by any such Seller in respect of all Claim(s) (other than Claim(s) relating to Fundamental Warranties and Indemnity Claims), shall be limited to an amount equal to such Sellers’ Specified Proportion of the Escrow Amount.

8.4          Save as set out in Clause 8.3 above, the maximum liability of each Seller in respect of all Claim(s) shall be an amount equal to such Seller’s Specified Proportion of the Completion Payment.

8.5          Subject to Clause 8.7, a claim under the Warranties (excluding Fundamental Warranties) shall be barred unless written notice thereof shall have been given to the Sellers’ Representatives before the date 15 months after the Completion Date.

8.6          Subject to Clause 8.7, a claim under the Fundamental Warranties shall be barred unless written notice thereof shall have been given to the Sellers’ Representatives before the sixth anniversary of the Completion Date.

8.7          The liability of the Sellers in respect of each Warranty Claim will terminate absolutely (unless such Warranty Claim has been previously satisfied, Settled or Determined or withdrawn) if legal proceedings in respect of such Warranty Claim have not been commenced within six months of service of notice on the Sellers’ Representatives. Where the liability giving rise to the claim is contingent only at the time of notification, the period of six months shall commence only when the liability becomes actual.

8.8          If following payment by the Sellers to the Buyer in respect of any Claim (other than a Claim under the Tax Deed), the Buyer or any Group Company makes any recovery from or is reimbursed by a third party in respect of the relevant loss, then the Buyer shall repay to the Sellers’ Solicitors the amount of such recovery or reimbursement (net of reasonable costs and expenses incurred in making such recovery or reimbursement). The amount repayable by the Buyer shall in no event exceed the amount paid by the Sellers to the Buyer in respect of such Claim.

8.9          No Warranty Claim shall arise to the extent that the subject matter thereof is expressly and specifically provided, accrued or allowed for in the Accounts or the Opening Accounts.

8.10        The Buyer agrees to use commercially reasonable efforts to make any claim under insurance policies with respect to any breach of Warranty (for the avoidance of doubt, this Clause 8.10 shall not require any legal action to be initiated by the Buyer with respect to full insurance claims). Any amounts recovered in respect of such claims shall be repaid to the Sellers’ Solicitors provided that the amount repayable by the Buyer shall in no event exceed the amount paid by the Sellers to the Buyer in respect of such breach of Warranty.

8.11        The Buyer shall not be entitled to recover twice under the Warranties or under this Agreement and under the Tax Deed in respect of the same subject matter or to recover more than once in respect of the same subject matter under two or more separate Warranties.

8.12        Any payment by the Sellers to the Buyer pursuant to this Agreement shall be deemed to be a reduction of the Consideration payable under this Agreement, including for the purpose of Clause 8.4.

8.13        Nothing in this Clause 7 or in the Warranties shall or shall be deemed to relieve the Buyer of any common law duty to mitigate any loss or damage incurred by it.

8.14        No liability shall arise in respect of any Warranty Claim (excluding any claim under the Tax Warranties) to the extent:

(a)           that it arises, or is increased, as a result of a change in the law (including common law) or in any regulation after Completion of any relevant agency or other regulatory body or any decision of any relevant agency or other regulatory body or Governmental Agency occurring with retrospective effect;

(b)           it arises or is increased as a consequence of any change in the accounting basis, date, policy or practice adopted by any Group Company after Completion, except where such change was required in order to comply with any legal, regulatory or financial reporting requirement applicable to the relevant Group Company as at Completion;

(c)           it arises or is increased as a result of a change in Tax rates, or published practice of any Tax Authority after Completion provided that, in either case, the change was not announced prior to Completion;

(d)           it would not have arisen but for a voluntary act or transaction carried out by any Group Company (after Completion) or by the Buyer (at any time), except that for these purposes, a voluntary act or transaction shall not include an act or transaction which was:

(i)            carried out pursuant to a legally binding obligation entered into by any Group Company on or before Completion;

(ii)           carried out to comply with Applicable Law;

(iii)          carried out with the written consent of the Sellers or the Sellers’ Representatives; or

(iv)          in the ordinary course of Business of the relevant Group Company as carried on at Completion.

8.15        Subject to Clause 8.18 and Clause 8.19 upon the Buyer becoming aware of any claim, action or demand against it by a third party likely to give rise to any claim in respect of any of the Warranties (a “Third Party Claim”), the Buyer shall:

(a)           as soon as practicable notify the Sellers’ Representatives by written notice, provided that failure to do so shall not prevent any claim by the Buyer or extinguish any liability of the Warrantors under the Warranty in question or otherwise;

(b)           if requested by the Sellers’ Representatives, keep such party informed of the progress of, and all material developments in relation to the Third Party Claim and provide it/him with copies of all information and correspondence with such third party relating to such claim together with copies of any relevant documents or records within the Buyer’s control relating to the subject matter of the claim;

(c)           consult in good faith with the Sellers’ Representative and subject to Clause 8.20 and Clause 8.21 below, implement any reasonable suggestions of the Sellers’ Representatives (to the extent only that such suggestions are joint agreed suggestions of both the Sellers’ Representatives and in writing) in relation to how to avoid, dispute, resist, mitigate or defend the Third Party Claim; and

(d)           if requested by the Sellers’ Representatives, not, and shall procure that the Group shall not, make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the approval of a Sellers’ Representative (such approval not to be unreasonably withheld, conditioned or delayed).

8.16        Notwithstanding any other provision of this Agreement, no limitation of any kind whatsoever shall apply in respect of any claim made by the Buyer against a Seller if such claim arises from any fraudulent act, fraudulent omission, fraudulent misrepresentation or wilful misrepresentation by such Seller.

8.17        The Buyer will have no recourse to, and will not seek to obtain or to enforce any judgment or order of any court or tribunal or other regulatory authority of Ireland or any other jurisdiction against, the current principal private residence of any Seller being an individual (being such Seller’s dwelling house or part thereof which is occupied by the Seller as his or her only or main residence including the associated gardens) (“PPR”) or any replacement PPR to the extent it is not of greater value than the current PPR,  in respect of recovery of any liability which that Seller may have in respect of any Warranty Claim(s).

8.18        On the occurrence of a TPC Claim, the Buyer shall be entitled to claim and set off an amount in accordance with the provisions Schedule 13.

8.19        Notwithstanding Clause 8.15 the Buyer shall not be required to take any action or refrain from taking any action under Clause 8.15(d) in respect of any Third Party Claim which, in the opinion of the Buyer (acting reasonably) would be reasonably likely to be materially prejudicial to the reputation, trading relationships and/or financial position of the Buyer’s Group or of the Group.

8.20        If the fact, matter or circumstance giving rise to a Third Party Claim is capable of remedy the Warrantors shall have no liability in respect of that Third Party Claim if the relevant fact, matter or circumstance is remedied in full to the satisfaction of the Buyer (acting reasonably) within thirty (30) days after the date on which the Sellers’ Representative is given notice of the Third Party Claim.

8.21        If the Buyer considers that the Sellers Representatives are unreasonably withholding, delaying or conditioning their consent to an action, a member of the Group wishes to take (as outlined in Clause 8.15(d)), the matter can be referred for determination of an Irish senior counsel of at least ten years standing appointed by agreement between the Buyer and the Sellers’ Representatives (or if they do not agree, upon the application of either the Buyer or the Sellers’ Representatives to the President for the time being of the Law Society of Ireland).  The determination of the Senior Counsel appointed as whether consent has been unreasonably withheld, delayed or conditioned in relation to Clause 8.15(d) shall be final.

9.             CLAIMS

9.1          All sums payable by the Sellers to the Buyer in respect of any claim against the Sellers shall be paid free and clear of deductions and/or withholdings save only as may be required by law.

9.2          Subject always to the terms of Clause 8.2, 8.3 and 8.4, if any deductions and/or withholdings are required by law to be made from any sums payable from the Sellers to the Buyer in respect of any claim, the Sellers shall pay to the Buyer such sums as will, after the deductions and/or withholdings are made, leave the Buyer with the same amount as it would have been entitled to receive if no such deductions and/or withholdings had been required to be made.

9.3          Subject always to the terms of Clause 8.2, 8.3 and 8.4, if any sum payable by the Sellers to the Buyer in respect of any claim shall be subject to a liability to Tax in the hands of the recipient, the Sellers shall be under the same obligation to make an increased payment in relation to that liability to Tax as if the liability were a deduction or withholding required by law.

9.4          Any obligation on the Sellers to make an increased payment under this Agreement pursuant to Clauses 6.7, 9.2 or 9.3 above will be limited to the amount which the Sellers would be obliged to pay if the Buyer was tax resident in Ireland.

9.5          If any claim is Determined or Settled, subject to the terms of this Agreement and the Escrow Agreement, the Sellers shall pay to the Buyer any amount required to be paid in respect of any such claim as cleared funds or, at the option of the Buyer, discharge directly the underlying liability, once determined, and such payment will be made within 30 days of such determination.

10.          BUYER WARRANTIES

The Buyer warrants to each of the Sellers that:

10.1        the Buyer is a company duly incorporated and validly existing under the laws of Delaware, U.S.A. ;

10.2        the Buyer has full power and authority to enter into and perform this Agreement and each of the other Transaction Documents entered into pursuant to this Agreement, and the provisions of this Agreement and each of the other Transaction Documents will constitute valid and binding obligations on the Buyer, in accordance with their respective terms;

10.3        the execution and delivery of, and the performance by the Buyer of its obligations under, this Agreement and each of the other Transaction Documents will neither:

(a)           result in a breach of any provision of its certificate of incorporation or bylaws; nor

(b)           result in a breach of any law, regulation, order, judgment or decree of any court or Governmental Authority to which it is a party or by which it is bound;

10.4        save as expressly provided in the Transaction Documents, all Permits and filings with any Governmental Authority and all agreements of any other person which are necessary for the Buyer, or the relevant member of the Buyer’s Group, to obtain in order to enter into and perform its obligations under this Agreement and each of the other Transaction Documents in accordance with their respective terms have been unconditionally obtained in writing; and

10.5        there are no:

(a)           judgements, orders, injunctions or decrees of any Governmental Authority or court or arbitration tribunal outstanding against or affecting the Buyer;

(b)           law suits, actions or proceedings pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer; or

(c)           investigations by any Governmental Authority which are pending or threatened against the Buyer,

and which, in any such case, will have an adverse effect on the ability of the Buyer to execute and deliver, or perform, its obligations under this Agreement or any of the other Transaction Documents.

11.          USE OF CONFIDENTIAL INFORMATION BY KEY SELLERS

11.1        For a period of 5 (five years) after the Completion Date, the Key Sellers shall not, and shall procure that no body corporate controlled by he / it shall, make use of or disclose for his / its own benefit or for or on behalf of or to any other person any Confidential Information or Know-How which may be within or may come to his / its knowledge.

11.2        For a period of 5 (five years) after the Completion Date, the Key Sellers shall, and shall procure that any body corporate controlled by him / it shall, use all reasonable endeavours to prevent the disclosure of any Confidential Information or Know How.

11.3        Clause 11.1 shall not apply to:

(a)           disclosure of any Confidential Information to officers or employees of the Buyer or any Group Company whose province it is to know about the Confidential Information;

(b)           disclosure of any Confidential Information required by Applicable Law or by a recognised stock exchange or to a Tax Authority or a regulatory authority;

(c)           disclosure of any Confidential Information to any professional adviser for the purpose of advising the Sellers (excluding the Other Sellers) and on terms that this Clause 11 shall apply to any use or disclosure by the professional adviser;

(d)           any Confidential Information which comes into the public domain otherwise than by breach of this Clause 11 by a Seller (excluding the Other Sellers).

12.          FURTHER UNDERTAKINGS

12.1        Non-Competition

(a)           The Individual Sellers shall not and shall procure that no body corporate controlled by it will, either alone or jointly with, through or as manager, adviser, consultant or agent for any person, directly or indirectly:

(i)         for a period of two years after the Completion Date carry on, or be employed, engaged, concerned or interested in, or assist, any business competing, directly or indirectly, with any part or all of the Business in the Territory;

(ii)           for a period of two years after the Completion Date in competition with any part or all of the Business either seek to procure orders from, or do business with, or procure directly or indirectly any other person to seek to procure orders from or do business with, any person who has been a client or customer of any Group Company in any part or all of the Business at any time during the period of 12 months before the date of this Agreement;

(iii)          for a period of two years after the Completion Date engage, employ, solicit, or contact with a view to the engagement or employment by any person, any employee, officer or manager of any Group Company;

(iv)          intentionally do or say anything which is materially harmful to the reputation of any Group Company or which may lead any person to cease to deal with any Group Company in connection with any part or all of the Business on substantially equivalent terms to those previously offered or at all; or

(v)           for a period of two years after the Completion Date seek to contract with or engage, in such a way as to adversely affect the business of any Group Company as carried on at the date of this Agreement, any person who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to any Group Company at any time during the period of 12 months before the date of this Agreement, with the intent that each of the foregoing provisions of this Clause 12.1(a) shall constitute an entirely separate and independent restriction on the Individual Sellers.

(b)           It is agreed between the Buyer and the Individual Sellers that, while the restrictions set out in Clause 12.1(a) are considered fair and reasonable, if it should be found that any of the restrictions be void or unenforceable as going beyond what is fair and reasonable in all the circumstances and if by deleting part of the wording or substituting a shorter period of time or different geographical limit or a more restricted range of activities for any of the periods of time, geographical limits or ranges of activities set out in Clause 12.1(a) it would not be void or unenforceable then there shall be substituted such next less extensive period or limit or activity or such deletions shall be made as shall render Clause 12.1(a) valid and enforceable.

12.2        Transfer of Assets

(a)           Each of the Individual Sellers shall, in the 24 month period after Completion, transfer any asset whatsoever (including without limitation, all Intellectual Property Rights) in his/its name or in the name of a company or companies controlled by him/it which asset is required to operate the Business and has been mainly used by the Business of any Group Company carried on at Completion or, where a transfer is not legally permissible, enter into a deed of assignment in favour of the relevant Group Company in respect of such asset.

(b)           To the extent that ownership in any Intellectual Property Rights is not vested in the Company on Completion pursuant to Clause 12.2(a) or otherwise, each of the Individual Sellers hereby assigns, transfers and conveys the Intellectual Property Rights (whether vested, contingent or future) and all rights of action and goodwill therein and all other rights of whatever nature in and to the Intellectual Property Rights to which any of the Individual Sellers now hold or is entitled to by virtue of, or pursuant to, any of the laws in force in any part of the world to the Company, its successors and assignees absolutely for the whole period of such rights for the time being capable of being assigned by the Individual Sellers, together with any and all renewals, reversions and extensions throughout the world, including all statutory and common law rights attaching thereto and the right to sue for past, present and future infringements and to retain any damages obtained as a result of such action. To the extent that the Intellectual Property Rights are not capable of being assigned in the manner described above but are capable of being licensed, each of the Individual Sellers shall, at its own cost, grant (or procure the grant) to the Company of all rights and interests in the Intellectual Property capable of being so licensed for their full duration.

13.          GENERAL

13.1        Effect of Completion

Except to the extent already performed, all the provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion.

13.2        Variation

This Agreement may only be varied in writing (excluding electronic methods of writing) signed by the Key Sellers and the Buyer.

13.3        Further Assurance

At any time within two years of Completion the Key Sellers shall (at the expense of the Buyer) do and execute, or procure to be done and executed, all necessary acts, deeds, documents and things as may be reasonably requested of them by the Buyer to give effect to this Agreement.

13.4        Announcements and Confidentiality of Agreement

(a)           Subject to Clause 13.4(c), no public announcement, communication or circular concerning the transactions referred to in this Agreement shall be made or despatched at any time by the Sellers or the Buyer without the prior written consent of the Sellers’ Representatives and Buyer (such consent not to be unreasonably withheld or delayed).

(b)           Subject to Clause 13.4(c), each Key Seller and the Buyer shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to the provisions or subject matter of this Agreement or the transactions contemplated by it, to any other party to this Agreement or to the negotiations relating to this Agreement.

(c)           Any Key Seller, ETV Capital (Jersey) Limited or the Buyer may disclose information (other than Confidential Information) which would otherwise be confidential by virtue of this Clause 13.4 if and to the extent:

(i)            it is required to do so by Applicable Law or by any securities exchange or regulatory or governmental body or to a Tax Authority to which it is subject wherever situated;

(ii)           it considers it necessary to disclose the information to its investors, shareholders, partners, professional advisers, auditors and/or bankers provided that it does so on a confidential basis and further provided that any such disclosure shall not disclose the Consideration unless the Party is legally obligated to do so;

(iii)          the information has come into the public domain through no fault of that party or its Affiliates; or

(iv)          each party to whom such information relates has given its consent in writing.

13.5        Remedies and Waivers

(a)           No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall:

(i)            affect that right, power or remedy; or

(ii)           operate as a waiver of it.

(b)           The exercise or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

(c)           The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

13.6        Governing Law

This Agreement and any dispute arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) (“Dispute”) shall be governed by and construed in accordance with the laws of Ireland.

13.7        Jurisdiction

(a)           Each of the parties to this Agreement irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any Dispute and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts.  Any proceeding, suit or action arising out of or in connection with this Agreement (the “Proceedings”) shall therefore be brought in the courts of Ireland.

(b)           Each of the parties to this Agreement irrevocably waives any objection to Proceedings in the courts referred to in Clause 13.7(a) on the grounds of venue or on the grounds of forum non conveniens.

13.8        Severance

(a)           If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(i)                                     the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(ii)                                  the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

(b)                                 If any invalid, unenforceable or illegal provision of this Agreement would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable.

13.9                        Assignment

(a)                                 Subject to Clause 13.9(b), no party may assign, create a trust in respect of, transfer or otherwise dispose of or purport to do any of the foregoing in respect of all or any of its rights or obligations under this Agreement and / or the Tax Deed to any person or permit the assumption of its obligations under this Agreement and / or the Tax Deed.

(b)                                 The Buyer may, upon giving notice to the Key Sellers, at any time assign the benefit of, or its rights or benefits and obligations under this Agreement and/or the Tax Deed (together with any causes of action) to any member of the Buyer’s Group, provided that (a) the liability of any Seller is not increased as a result thereof and (b) if such assignee subsequently ceases to be a member of the Buyer’s Group, the Buyer shall procure that prior to its ceasing to be a member of the Buyer’s Group such assignee reassigns the rights and benefits and obligations under this Agreement and/or the Tax Deed as have been assigned to it to the Buyer or (upon giving further written notice to the Seller) to another a member of the Buyer’s Group.

13.10                 Partnership

This Agreement shall not operate so as to create a partnership or joint venture of any kind between the parties hereto or constitute any party hereto as the agent to the other.

13.11                 Costs

(a)                                 Each party shall pay its own costs and expenses in connection with the negotiation, preparation, execution, registration and implementation of this Agreement and the Transaction Documents.  The Buyer shall pay all stamp duty applicable to the transfer of the Shares.

(b)                                 The Key Sellers agree and shall procure that the Company shall not bear any Transaction Expenses. Any Transaction Expenses shall be paid by the Sellers and any which are charged to the Company’s account will be promptly reimbursed by the Sellers.

13.12                 Counterparts

(a)                                 This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

(b)                                 Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

13.13                 Notices

(a)                                 Any notice or other communication under this Agreement shall only be effective if it is in writing and in English or accompanied by a properly prepared translation into English.

(b)                                 Communication by electronic mail or other electronic methods of writing shall be effective under this Agreement.

(c)                                  Any notice or other communication given or made under this Agreement shall be addressed as provided in Clause 13.13(e) and, if so addressed, shall, in the absence of earlier receipt, be deemed to have been duly given or made as follows:

(i)                                     if sent by personal delivery, on delivery at the address of the relevant party;

(ii)                                  if sent by commercial courier, on the date and at the time of signature of the courier’s receipt;

(iii)                               if sent by pre-paid post, two clear Business Days after the date of posting; or

(iv)                              if sent by facsimile, when transmitted.

(d)                                 Any notice or other communication given or made, or deemed to have been given or made, outside Working Hours will be deemed not to have been given or made until the start of the next period of Working Hours.

(e)                                  The relevant notice details are:

Recipient	Address	Fax/E-mail
Adesto	3600 Peterson Way, Santa Clara, CA 95054, USA
with copy to: Arthur Cox (ref: PAR)	Ten Earlsfort Terrace Dublin 2 Ireland
John O’Brien
Cathal Byrne
Philip Brennan
James O’Riordan
Jim O’Donoghue
Dermot Barry

Recipient	Address	Fax/E-mail
ACT Nominees 2001 Ltd Attn.: John O’Sullivan
Philips Electronics Ireland Limited Attn.: Larry Keaveny
ETV Capital (Jersey) Limited Attn.: Tom Wakeman
The Trustees of the ETV Employee Warrant Trust Attn.: Nathaniel Norgren
Woodhatch Limited Attn.: Cathal Byrne

13.14                 A party may notify the other parties of a change to its notice details.  That notification shall only be effective on:

(a)                                 any effective date specified in the notification; or

(b)                                 if no effective date is specified or the effective date specified is less than five clear Business Days after the date when notice is received, the date falling five clear Business Days after the notification has been received.

13.15                 Entire Agreement

(a)                                 The Transaction Documents constitute the entire understanding and agreement between the parties and supersede all prior agreements, arrangements, letters and discussions between the parties.

(b)                                 The parties have not entered into the Transaction Documents in reliance upon any representation, warranty or promise other than as set out in this Agreement and no such representation or warranty or any other term is to be implied in them whether by virtue or any usage or course of dealing or otherwise except as expressly set out in them.

SCHEDULE 3

COMPLETION ARRANGEMENTS

Part 1: Sellers’ Obligations

1.                                      The Key Sellers shall procure that the directors of the Company and the Subsidiaries shall convene and at Completion hold a meeting of the board of directors of the Company and the Subsidiaries at which the directors shall:

(a)                                 in the case of the Company only, vote in favour of the transfer of the Shares to the Buyer (or its nominee(s)) and vote in favour of the registration of the Buyer (or its nominee(s)) as member(s) of the Company in respect of the Shares (subject to the production of duly stamped transfers);

(b)                                 in the case of each member of the Group:

(i)                                     revoke all existing mandates for the operation of bank accounts and issue new mandates giving authority to persons nominated by the Buyer;

(ii)                                  change the registered office of the relevant Group Company to such place as is nominated by the Buyer;

(iii)                               appoint such persons as the Buyer may nominate as directors, secretary and auditors of the relevant Group Company with immediate effect and approve the resignations of such persons as directors, secretary and auditors as may be required by the Buyer; and

(iv)                              acknowledge receipt of notices from such of the outgoing directors and the newly appointed directors of the relevant Group Company to whom the provisions of Chapter 5 of Part 5 of the 2014 Act apply, giving to the Company such notice as is required by Chapter 5 of Part 5 of the 2014 Act.

2.                                      At Completion, the Sellers shall deliver to the Buyer:

(a)                                 A letter in a form satisfactory to the Buyer from either the auditors of the Company addressed to the Company or from the Revenue Commissioners confirming that no tax clearance certificate pursuant to section 980 TCA is required;

(b)                                 Tax reference number of each Seller for the purposes of the Stamp Duty (E-stamping of Instruments and Self-Assessment) Regulations 2012;

(c)                                  Duly executed transfers by each Seller which is a registered member in respect of the Shares in favour of the Buyer (or its nominee(s)) together with the share certificates in respect of the Shares (or, if the share certificate is found to be missing, an express indemnity in respect of any such share certificates, in a form satisfactory to the Buyer); and

(d)                                 Each Seller’s signature on a written resolution of the shareholders of the Company to adopt a new Constitution of the Company.

3.                                      At Completion, the Key Sellers shall deliver to the Buyer:

(a)                                 Evidence, including detailed workings, of the amount of the Estimate Working Capital Deficit.

(b)                                 Evidence in a form satisfactory to the Buyer that any Financial Debt, other than as fully reflected in the Opening Accounts (subject to any payments to be made on Completion) has been discharged.

(c)                                  A certified copy of any power of attorney, under which any document to be delivered to the Buyer under this paragraph 3, has been executed.

(d)                                 An original, or a certified copy, of the Reorganisation Documentation.

(e)                                  An original, or a certified copy, of the Assignment Letters giving effect to the Reorganisation Consents.

(f)                                   Such Governmental Approvals as are necessary for the completion of the sale and transfer of the Shares.

(g)                                  The Tax Deed in the Agreed Form duly executed by the parties thereto other than the Buyer.

(h)                                 The Escrow Agreement duly executed by the Sellers Representatives.

(i)                                     Duly executed Key Personnel Service Contracts in respect of Key Personnel.

(j)                                    Duly executed Transitional Services Agreement in the Agreed Form.

(k)                                 Duly executed Non-Solicitation and Restrictive Covenant Agreement in the Agreed Form.

(l)                                     Letters in the Agreed Form duly executed as a deed from the present directors and secretaries of each Group Company (if applicable) in each case resigning from their respective offices (with effect from Completion) and acknowledging that the writer has no claim against the relevant Group Company for compensation for loss of office, redundancy, unfair dismissal breach of contract or otherwise arising from such resignation or such director’s or secretary’s services rendered.

(m)                             Auditors’ letter of resignation in the Agreed Form including confirmation in accordance with the provisions of Section 400 of the 2014 Act that there are no circumstances connected with their resignation which ought to be brought to the attention of the members or creditors of any Group Company and incorporating an acknowledgement that they will have no claim against any Group Company in respect of compensation for loss of office or on any account whatsoever including fees for services rendered.

(n)                                 Copies of all bank mandates of each Group Company together with bank statements or other suitable information showing the financial situation of each Group Company with their bankers at close of business on the latest practicable date before the Completion Date.

(o)                                 The cash book balances of each Group Company as at Completion with reconciliations of such balances and each Group Company’s chequebooks (if any).

(p)                                 All credit cards in the name of or for the account of each Group Company in the possession of any director, officer or employee of each Group Company resigning as at the Completion Date.

(q)                                 Letter of confirmation that no dividend (cash or non-cash) or other distributions have been paid by any Group Company since the Last Accounting Date.

(r)                                    Certificate of good standing in respect of S3 Semiconductor Solutions USA Inc. dated less than seven Business Days prior to the Completion Date.

(s)                                   Letter of confirmation that loans between any Group Company and the Sellers, the S3 Group or the directors of any Group Company or any Connected Person to any of the foregoing have been fully paid and settled.

(t)                                    A certified copy of the Accounts and the Opening Accounts.

(u)                                 The common seal and all registers, minute books, and other statutory books, required to be kept by each Group Company pursuant to the Companies Acts or other Applicable Law, made up to the date of this Agreement and all certificates of incorporation and certificates of incorporation on change of name for each Group Company.

(v)                                 A copy of the constitution or certificate of incorporation and bylaws of each Group Company certified by an officer of the relevant Group Company as a true and complete and accurate copy as at the date of this Agreement.

(w)                               The Assignment, Licence to Assign and Licence duly executed by SSSL, the Company and copies of the consent of the respective landlords in relation to the Assignment, Licence to Assign and Licence.

(x)                                 Each Seller who holds a legal interest in any of the Shares shall deliver a written irrecoverable waiver of any claims against each Group Company, its agent(s) or employees which he or it may have outstanding at Completion, save in respect of salary accrued prior to Completion.

(y)                                 Letter of adherence to the Pension Scheme.

(z)                                  Letter from SSSL to the Company re third party claims.

Part 2: Buyer’s Obligations

1.                                      At Completion, the Buyer shall:

(a)                                 transfer, or procure the transfer, by way of wire transfer to a bank account nominated by the Sellers’ Solicitors (whose receipt shall be an absolute discharge to the Buyer), the Unrestricted Completion Payment;

(b)                                 enter into the Escrow Agreement as soon as reasonably practicable when the Escrow Account is opened;

(c)                                  procure the execution of the Escrow Letter of Undertaking and procure its delivery to the Sellers’ Representatives;

(d)                                 procure that the Escrow Amount is held to the order of the Sellers via the delivery to Sellers’ Representatives of the Escrow Letter of Undertaking in accordance with the terms of this Agreement;

(e)                                  deliver to the Key Sellers the Tax Deed duly executed by the Buyer; and

(f)                                   deliver to SSSL the Non-Solicitation and Restrictive Covenant Agreement duly executed by the Buyer.

SCHEDULE 5

WARRANTIES

Any reference to “SSSL when it owned the Business” herein Schedule 5 shall be a reference to a period commencing on 9 May 2012.

Part 1: Fundamental Warranties

1.             CAPACITY, AUTHORITY AND SHARES

(a)           Incorporation and existence

The Company is a company duly incorporated and validly existing under the laws of Ireland.

(b)           Power and authority

(i)            Each of the Sellers has the legal right and full power and authority to execute and deliver, and to exercise their rights and perform their obligations under this Agreement and all the documents referred to in this Agreement which are to be executed by the Sellers or any of them and has taken all action necessary to authorise such execution and delivery and performance of such obligations.

(ii)           The execution and delivery of this Agreement by the Sellers and the documents to be entered into pursuant to it to which the Seller is a party and the performance of the obligations of each Seller under this Agreement and those documents does not and will not conflict with or constitute a default under:

(A)          any provision of the constitutional documents of that Seller (if a company);

(B)          any agreement to which that Seller is a party or by which that Seller is bound; or

(C)          any other, judgement, decree or other restriction applicable to that Seller.

(iii)          No Seller is otherwise subject to any claim, entitlement, proceedings or action which could affect its right to sell its Shares or its entitlement to the proceeds of such sale. There are no such claims, entitlements, proceedings or actions which have been threatened in writing to be filed against any of the Sellers.

(c)           Binding agreements

This Agreement constitutes, and the documents referred to in this Agreement which are to be executed by the Sellers or any of them when executed will constitute, valid and binding agreements enforceable in accordance with their respective terms.

(d)           The Shares

Save in the case of Woodhatch in respect of the Ordinary Shares, B Ordinary Shares and C Ordinary Shares held by Woodhatch in trust as described in Recital (A) and the Trustees of the ETV Employee Warrant Trust in respect of the Ordinary Shares held by them in trust as described at Recital (A), the Sellers are the sole legal and beneficial owners of the Shares set opposite their names in Schedule 1 and are entitled to transfer their Shares to the Buyer free from any Encumbrance.  In the case of Woodhatch, Woodhatch is the sole legal owner of the Shares set opposite its name in Schedule 1 and it is entitled to transfer both the legal and beneficial ownership of such Shares free from any Encumbrances. In the case of the Trustees of the ETV Employee Warrant Trust, they are the sole legal owner of the Shares set opposite their name in Schedule 1 and they are entitled to transfer both the legal and beneficial ownership of such Shares free from any Encumbrances.

2.             CAPITALISATION

(a)           The Shares comprise the whole of the allotted and issued share capital of the Company.

(b)           Save for the agreement to sell the Shares to the Buyer under this Agreement:

(i)            there is no Encumbrance, nor is there any agreement, arrangement or obligation to create or give any Encumbrance, on, over or affecting any of the Shares or any issued or unissued shares of any Group Company and no claim has been made by any person to be entitled to any such Encumbrance;

(ii)           there is no agreement, arrangement or obligation in force which calls for the present or future allotment, issue or transfer of, or the grant to any person of the right (whether conditional or otherwise) to call for the allotment, issue or transfer of, any share or loan capital of any Group Company (including, without limitation, any option or right of pre-emption or conversion in any Group Company);

(iii)          there is no agreement, arrangement or obligation between any Seller or any Group Company on the one side and any third party on the other side that relate to the holding of shares in any Group Company; and

(iv)          no share or loan capital has been created, allotted, issued, acquired, repaid or redeemed, or agreed to be created, allotted, issued, acquired, repaid or redeemed, by any Group Company since the Last Accounting Date.

(c)           The Shares have been validly issued in compliance with Applicable Law and are fully paid up or credited as fully paid up.

Part 2: General Warranties

1.             SUBSIDIARIES

(a)           No Group Company has any subsidiaries within the meaning of section 7(2) of the Companies Act or any associated undertaking within the meaning of paragraph 20 of Schedule 4 of the Companies Act and no Group Company has any interest in or agreed to acquire any interest in, any shares of any other bodies corporate other than the Subsidiaries.

(b)           The shares in the share capital of each Subsidiary are legally and beneficially owned as set out in Part 2 of Schedule 2 free from all Encumbrances and are fully paid up or credited as fully paid up.

(c)           There are no shares issued or allotted in any Subsidiary which are not legally and beneficially owned by the Company or another Group Company.

2.             RELATIONSHIP WITH THE SELLERS

(a)           The Sellers do not legally or beneficially own or lease any asset exclusively used by any Group Company with respect to the Business.

(b)           Other than in their employment capacity (if any), no Group Company is dependent in any way on the Sellers or support or services of any nature.

(c)           Immediately following Completion there shall be no obligations or commitments whatsoever outstanding between any Seller and any Group Company.

3.             REORGANISATION

(a)           The Reorganisation has been completed in accordance with (1) the Reorganisation Documentation and (2) all Applicable Laws.

(b)           The Warrantors have made available to the Buyer a true and complete copy of all of the Reorganisation Documentation, in each case, including all amendments or modifications thereto, as in effect as of the date hereof.

(c)           All of the Reorganisation Documentation (i) is a valid and binding agreement of the parties thereto, enforceable in accordance with its terms, except as limited by Applicable Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any action seeking enforcement may be brought, (ii) has not been amended or modified and represents the entire agreement between the parties thereto, and (iii) is not the subject of any lawsuits or other proceedings pending or, to the knowledge of the Warrantors, threatened by any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof.

(d)           None of parties to any of the Reorganisation Documentation are in default of, or have received any written notice of any default or event that, with notice or lapse of time, or both, would constitute a default by the parties thereto.

(e)           All consents required for the Reorganisation which are necessary for the Group to properly operate its Business have been duly received.

4.             INFORMATION

(a)           The following information (the “Information”):

(i)            the DD Responses,

provided to the Buyer by or on behalf of the Sellers and/or any Group Company in the course of negotiations leading to this Agreement was at the date it was provided true and accurate in all material respects and was not misleading in any respect and so far as the Information was expressed as a matter of opinion, such opinions were not given recklessly or without due regard for their accuracy.

(b)           The Information has been provided after due consideration of all relevant factors affecting the same.

5.             ACCOUNTS

(a)           General

(i)            The Accounts have been prepared in accordance with the laws of Ireland on a proper basis and in particular:

(A)          in accordance with the Companies Acts and in accordance with Irish GAAP; and

(B)          on a basis consistent with those prepared for S3 Group for the year ended 31 December 2017.

(ii)           No change in accounting policies has been made in preparing the accounts of each Subsidiary for each of the two financial 12 month periods of each Subsidiary ended on the 31 December, except as expressly stated in the notes to the audited balance sheets and profit and loss accounts for these periods.

(iii)          The Accounts show a true and fair view of the assets, liabilities (including contingent liabilities), commitments and financial position and the state of affairs of each Group Company as at the Last Accounting Date and of the results and cashflows of each Group Company for the financial period ending on the Last Accounting Date.

(b)           Provision for debts and liabilities

Adequate provision for bad and doubtful debts and all known liabilities (whether actual, contingent or otherwise) and all financial commitments in existence at the Last Accounting Date have been made in the Accounts.

(c)           Extraordinary and exceptional items

The results shown by the profit and loss accounts of each Group Company and SSSL when it owned the Business, as applicable, for each of the three statutory financial periods of each such company have not (save as disclosed in those accounts) been affected by any extraordinary or exceptional item or by any other circumstances rendering the profits or losses for all or any of the periods covered by those accounts unusually high or low.

(d)           Provision for Tax

The Accounts make appropriate provision for all Tax liable to be assessed on each Group Company, or for which it is or may become accountable, in respect of any period beginning on or before the Last Accounting Date and whether or not the Group Company has or may have any right of reimbursement against any other person and the Accounts make appropriate provision for any contingent or deferred liability to tax for any such period.

(e)           Valuation of stock and work in progress

In the Accounts:

(i)            stocks were valued in the same manner adopted in the three preceding accounting periods (including in the audited accounts of SSSL when it owned the Business) and on the basis of the lower of cost and net realisable value;

(ii)           all redundant and obsolete stocks were wholly written off and all slow moving and damaged stocks were written down appropriately and the value of the remaining stocks included in the relevant balance sheets did not exceed the lower of cost and net realisable value as at the Last Accounting Date;

(iii)          the value of the work in progress shown in the Accounts properly reflects only the direct costs incurred by the Group.

(f)            Depreciation

(i)            The bases and rules of depreciation and amortisation adopted in the Accounts were the same as those adopted in the audited accounts of each Group Company and SSSL when it owned the Business, as applicable, for the three preceding financial periods.

(ii)           The Accounts make adequate provision for depreciation and amortisation of fixed assets of each Group Company to the period ended on the Last Accounting Date and such provisions were sufficient to ensure (on the basis of proper maintenance of the assets during their useful life) that each of the fixed assets of each Group Company would be written down to residual value by the end of its useful life.

(g)           Gains and Balancing Charges

Except as disclosed by the Accounts and save insofar as full provision is made therein for Tax in respect of any chargeable gains or balancing charges which would arise or accrue in respect of any such asset or machinery and plant on disposal thereof at the values at which they are included, no asset is included in the Accounts at such value that if it were obtained in the disposal or deemed disposal of the asset a chargeable gain or balancing charge would arise or accrue.

(h)           Book Debts

Excluding the bad and doubtful debts for which adequate provision was made in the Accounts, the book debts of the Group Companies on Completion will be good for the full face value.

(i)            Books and financial records

All the accounting books and records of each Group Company are in its possession or under its control, are fully and accurately completed in accordance with all material applicable legal requirements and are up-to-date and no notice or allegation has been received that any of them is incorrect or should be rectified.

(j)            Financial Debt

The Group has no Financial Debt.

6.             CHANGES SINCE THE LAST ACCOUNTING DATE

(a)           Since the Last Accounting Date:

(i)            the business and activities of each Group Company have been carried on in the ordinary and usual course without interruption, in the same manner (including, without limitation, nature and scope) as in the financial period beginning 1 January 2017 and ended on the Last Accounting Date and so as to maintain the business of each Group Company as a going concern;

(ii)           there has been no material adverse change in the financial or trading position of the Group as a whole;

(iii)          save in the ordinary and proper course of business no material changes have occurred in the assets and liabilities shown in the Accounts and there has been no material reduction in the value of the net assets of any Group Company on the basis of the valuations adopted for the purposes of the Accounts;

(iv)          no Group Company has made a disposal or acquisition of any asset (including, without limitation, trading stock) or supplied any service or business facility of any kind (including, without limitation, a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for the disposal or the supply, as the case may be, was less than the consideration which would be deemed to have been received for the purposes of Tax;

(v)           no Group Company has other than in the ordinary and usual course of its business:

(A)          acquired or disposed of, or agreed to acquire or dispose of, any asset; or

(B)          assumed or incurred, or agreed to assume or incur, any liability, expenditure or obligation;

(vi)          no Group Company has factored, discounted, sold or agreed to sell any of its debts;

(vii)         no Group Company has made, or agreed to make, any capital expenditure exceeding in total EUR 50,000 or incurred, or agreed to incur, any commitments involving capital expenditure exceeding in total EUR 50,000;

(viii)        the business of each Group Company has not been materially and adversely affected by the termination, or any change in the terms, of any important agreement or by the loss of any customer or source of supply or by any abnormal factor not affecting similar businesses to a similar extent;

(ix)          no dividend or distribution (including, without limitation, any distribution within the meaning of the TCA) has been, or has been agreed to be, declared, paid or made by any Group Company;

(x)           save in the ordinary course of business no payment has been made by any Group Company which will not be deductible for corporation tax purposes either in computing the profits of the Group Company or in computing the corporation tax chargeable on the Group Company;

(xi)          no Group Company has changed its accounting reference period (which for all Group Companies is 1 January to 31 December);

(xii)         no resolution of any Group Company in general meeting has been passed;

(xiii)        no Group Company has borrowed or lent any money or increased by an amount any secured liability or incurred or entered into any other liability, transaction or contract of a financial nature;

(xiv)        no Group Company or its board of directors has agreed to the registration of any transfer of any share or loan capital;

(xv)         no Group Company has created, extended, granted or issued or agreed to create, extend, grant or issue any lease, tenancy, licence, mortgage, charge, lien, encumbrance, option, debenture or other security;

(xvi)        no Group Company has made any unusual increase or reduction of stock-in-trade or written up any fixed assets or stock;

(xvii)       none of the stock-in-trade reflected in the Accounts has realised an amount less than the value placed in it in the Accounts;

(xviii)      save in the ordinary course of business, no Group Company has offered price reductions, discounts or allowances on sales of stock-in-trade, or sold stock-in-trade at less than cost price;

(xix)        no Group Company has waived or written off any debts other than amounts of less than EUR10,000;

(xx)         no Group Company has done or omitted to do anything which would entitle any third party to terminate any contract or any benefit enjoyed by any Group Company or call in any money before the normal due date thereof; and

(xxi)        no Group Company has made any alteration to the provisions of its constitution or other relevant organisational and governance document(s).

7.             ASSETS

(a)           Title, condition and sufficiency of assets

(i)            All assets included in the Accounts or acquired by any Group Company since the Last Accounting Date (other than trading stock subsequently disposed of in the ordinary and usual course of business) and all assets used by any Group Company are:

(A)          legally and beneficially owned by such Group Company free from any Encumbrance; and

(B)          where capable of possession, in the possession or under the control of such Group Company.

(ii)           The material plant, machinery, vehicles and all other material equipment, furniture and fittings used in connection with the business of each Group Company:

(A)          are in good repair and condition and in satisfactory working order and have been regularly and properly maintained;

(B)          so far as the Warrantors are aware, is operating safely and without danger to any person, property or the environment and in accordance with all relevant licences, regulations and permits governing their use;

(C)          are not surplus to requirements; and

(D)          are capable of doing the work for which they were designed or purchased.

(iii)          Maintenance contracts are in full force and effect in respect of all material assets of each of the Group Companies which it is normal or prudent to have maintained by independent or specialist contractors.

(iv)          The assets owned or leased by each of the Group Companies and the facilities and services to which each of the Group Companies has a contractual right comprise all the assets, facilities and services necessary for the carrying on of the business of each of the Group Companies in the manner in which it is presently conducted.

(b)           Hire purchase and leased assets

No Group Company is a party to, or has any liability under, any lease or hire, hire purchase, credit sale or conditional sale agreement or any agreement in which payment terms are deferred, for the avoidance of doubt save for short term rental of lab equipment.

(c)           Stock-in-trade

The stock-in-trade of each Group Company:

(i)            is in good condition and is capable of being sold by the relevant Group Company in the ordinary course of business without discount, rebate or other allowance to a buyer; and

(ii)           is reasonable having regard to current and anticipated demand.

(d)           Intellectual Property, Confidential Information, Know-How and Information Technology

(i)            Each of the Intellectual Property Rights owned by a Group Company is:

(A)          to the Warrantors’ knowledge, valid and enforceable and nothing has been done or failed to be done by which it may cease to be valid and enforceable;

(B)          legally and beneficially owned by a Group Company alone, free from any licence, Encumbrance, conditions, restriction on use, or disclosure obligation; and

(C)          to the Warrantors’ knowledge, not the subject of a claim or opposition from a person (including, without limitation, an employee or former employee of a Group Company and/or the S3 Group) as to title, validity, enforceability, entitlement, or otherwise.

(ii)           Schedule 8 contains accurate details of (A) all Intellectual Property Rights registrations and applications and all other Intellectual Property Rights owned by the Group, and (B) all Intellectual Property used in connection with the Business and which is not owned by the Group. A Group Company exclusively owns all right, title and interest to the Intellectual Property listed in Schedule 8.

(iii)          At the date of this Agreement, all of the registered Intellectual Property Rights in respect of which a Group Company is the registered proprietor are to the Warrantors’ knowledge valid and subsisting, all renewal fees in respect of such Intellectual Property Rights which are due have been paid, and all other steps required for the continued registration of such Intellectual Property Rights have, to the Warrantors’ knowledge been taken, in any jurisdiction in which they are registered.

(iv)          To the Warrantors’ knowledge, nothing has been done or failed to be done by reason of which a person is able to seek cancellation, rectification or other modification of a registration of any of the Intellectual Property Rights owned by a Group Company.

(v)           There are, as at the date of this Agreement and to the Warrantors’ knowledge, no proceedings, actions or claims, impugning the title, validity or enforceability of any of the Intellectual Property Rights owned by a Group Company or claiming any right or interest in such Intellectual Property Rights apart from licences of the Intellectual Property rights.

(vi)          Other than customer and customer agreed manufacturers where the relevant contract is in the Data Room, no Group Company has granted nor is any Group Company obliged to grant a licence, sub-licence, assignment, or other right, in respect of any of the Intellectual Property Rights owned by a Group Company to any third party. The agreements and arrangements necessary to run the Business are in full force and effect in accordance with their terms and no material default or material breach exists thereunder by any Group Company. The Buyer has received true and complete copies of all licenses and arrangements (including amendments).

(vii)         So far as the Warrantors are aware, there is not, nor has there been, any infringement of any of the Intellectual Property Rights owned by the Group in the last five years.

(viii)        So far as the Warrantors are aware, the Intellectual Property Rights owned by the Group at the date of this Agreement do not infringe or violate the Intellectual Property (including, without limitation, moral rights) of another person and have not given rise to a claim notified to a Group Company against any Group Company at the date of this Agreement.

(ix)          The Group owns or holds valid licenses to all Intellectual Property which are used by or necessary for the Group to conduct the Business at the date of this Agreement.

(x)           Each Group Company is entitled to use all Confidential Information owned by it in the Business as presently carried on.  Each Group Company is entitled to use all Confidential Information owned by third parties and in its possession in accordance with the terms of the appropriate arrangements with each of those relevant third parties and no Group Company nor the S3 Group has disclosed any Confidential Information, or Know-How whether owned by a Group Company or any third party to any third party other than in accordance with an appropriate arrangement or in the ordinary course of business.

(xi)          No Group Company uses, or operates its business under, a name other than its corporate name.

(xii)         To the Warrantors’ knowledge, no moral rights have been asserted against any Group Company which would adversely affect the use of any of the Intellectual Property Rights in the Business.

(xiii)        All former and current employees and independent contractors of each Group Company have executed written agreements with such Group Company that assign to such Group Company all rights to any inventions, improvements, discoveries or information, and works of authorship of such employee or independent contractor relating to the business of the Group.

(xiv)        [Intentionally left blank]

(xv)         To the Warrantors’ knowledge, there is not, nor has there been, any infringement of any of the Intellectual Property Rights used by a Group Company in, or in connection with, the Business (including the specific rights which are listed in Schedule 8).

(xvi)        To the Warrantors’ knowledge, the Intellectual Property Rights used by a Group Company in, or in connection with, the Business (including the specific rights which are listed in Schedule 8) do not infringe or violate the Intellectual Property (including, without limitation, moral rights) of another person and have not given rise to a claim notified to a Group Company (or SSSL) against any Group Company (or SSSL) at the date of this Agreement.

(e)           Know-How

(i)            All material Know-How required to operate the Business is owned by the Company and is sufficiently documented to enable the Company to access its full benefit.

(ii)           To the Warrantors’ knowledge, no Group Company has disclosed nor is any Group Company obliged to disclose, Know-How to a person other than to:

(A)          an employee; or

(B)          a person in the usual course of that Group Company’s business and in either case only where the person is bound by an appropriate confidentiality obligation.

(iii)          Each Group Company (and SSSL when it owned the Business) has taken reasonable precautions to protect the secrecy, confidentiality, and value of the Know-How owned by that Group Company.

(iv)          To the Warrantors’ knowledge, (i) no Know-How has been used, divulged or appropriated for the benefit of any person other than a Group Company; (ii) no Know-How is subject to any adverse claim or has been challenged, and no such challenge is threatened; and (iii) no Know-How infringes or is alleged to infringe any Intellectual Property of any third party.

(v)           All material Intellectual Property Rights are owned by the Company and not by any Subsidiary.

(f)            Information Technology

(i)            The Group owns or holds valid licenses for all material Information Technology which is used by or necessary for the Group to conduct the Business and the Group is not in material breach of any such licenses and to the Warrantors’ knowledge no circumstances exist which may result in any of them being revoked or not renewed, in whole or in part.

(ii)           To the Warrantors’ knowledge in the two years prior to the date of this Agreement there have not been, any failures or breakdowns of any Information Technology which have caused either a material disruption or material interruption to the Business.

(iii)          At the date of this Agreement each Group Company:

(A)          has in force support and maintenance contracts for all material items of Information Technology which it uses in the Business; and

(B)          is not in material breach of any rights and/or licences pursuant to which it uses any Information Technology,

and to the Warrantors’ knowledge, all such rights and/or licences are valid and subsisting and will not be affected by any change of control of the Company.

(iv)          To the extent that a Group Company (or SSSL when it owned the Business) has sold, lent, rented or licensed any Information Technology to any customer or other third party:

(A)          so far as the Warrantors are aware, it complied with all terms, conditions, obligations or restrictions attaching to any components of such Information Technology which were created or provided to the Group Company (and as applicable SSSL) by any third parties; and

(B)          the Group Company has retained ownership of the Intellectual Property Rights in those components of such Information Technology which were created by the Group Company (and, as applicable, SSSL) or its servants or agents.

(v)           Each Group Company has full and complete copies of all source codes for all Software which it owns and has satisfactory arrangements in place for access to (including, but not limited to, use of) the source code of material Software licensed to each Group Company (or where the benefit of a licence was assigned to the Company), and, each Group Company is in compliance with the terms of all source code escrow agreements to which that Group Company is a party copies of which are set out in paragraph 7(f) of the Disclosure Letter.

(vi)          (A)          No source code for any Software included in the Intellectual Property Rights owned by a Group Company has been delivered, licensed or made available to any escrow agent or other person who is not, at the date of this Agreement, an employee of the Company;

(B)          the Company does not have a duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any such Software to any escrow agent or any other person who is not, at the date of this Agreement, an employee of the Company; and

(C)          no event has occurred and no circumstances or conditions exist, that (with or without notice or lapse of time) could individually or in the aggregate, reasonably be expected to result in the delivery, license or disclosure of the source code for any such Software included in the Intellectual Property Rights owned by a Group Company to any person who is not, at the date of this Agreement, an employee of the Company.

(vii)         The Company does not use Open Source Software in its products or services.

(viii)        Each Group Company has in place policies and procedures, which accord with good industry practice:

(A)          to prevent unauthorised or malicious access and\or use of the Information Technology, whether internal or external to the Group Companies;

(B)          for taking and storing back-up, security, and archival copies of all Software and data, which are stored in a secure environment.

(ix)          None of the records, systems, data or information of any Group Company is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held or accessible by any means (including, without limitation, an electronic, mechanical or photographic process computerised or not) which are not under the exclusive ownership and direct control of the Group Company.

(g)           Data Protection

(i)            Each Group Company has complied with the material provisions of the Data Protection Acts 1988 and 2003 (the “Data Protection Acts”), and no Group Company has at the date of this Agreement received any written notice, allegation or claim, pursuant to the Data Protection Acts.

(ii)           So far as the Warrantors are aware, each Group Company has taken all necessary action, including putting in place the necessary processes and procedures, to ensure that each Group Company is adequately prepared for the commencement of the General Data Protection Regulations on 25 May 2018.

(h)           Advertising Material

All advertising and marketing materials used or proposed to be used in connection with the business of each Group Company comply in all material respects with the appropriate legal requirements in all countries in which these materials are used.

(i)            Websites

The Disclosure Letter contains a description of all websites of each Group Company (the “Group Websites”), including information on the IP addresses. The Group Companies have all rights required to operate and maintain the Group Websites.  The Group has full ownership rights to and in the Domain Names and access to the passwords for all Domain Names and Group Websites.

8.             INSURANCE

(a)           Copies of all current insurance and indemnity policies (the “Policies”) in respect of which each Group Company has an interest have been provided to the Buyer and are attached to the Disclosure Letter.  All premiums due in respect of the Policies have been fully paid and the next renewal dates for each of the Policies is as set out in Schedule 9.

(b)           So far as the Warrantors are aware, there are no circumstances which could lead to any liability under such Policies being avoided by insurers or the premiums increased and all of the Policies are in full force and effect and are not void or voidable and nothing has been done or omitted to be done by any Group Company which would make any of the Policies void or voidable.

(c)           No claim is outstanding under any of the Policies and no event has occurred, and no circumstances exist, which give rise, so far as the Warrantors are aware, is likely to give rise to any claim under any of the Policies.

(d)           So far as the Warrantors are aware, nothing has been done or omitted to be done by any Group Company which is likely to result in an increase in premium under any of the Policies.

(e)           Each Group Company (and SSSL during the time when it owned the Business) is now, and has at all material times since incorporation been, adequately covered against accident, damage, injury, public liability, third party loss (including product liability), loss of profits and other risks normally covered by insurance and the Property and all other material assets of an insurable nature of each Group Company are insured with a reputable insurance office or underwriters in amounts representing their full reinstatement or replacement value (including, where any of the properties is let, two years loss of rent) against fire and other risks normally insured against by persons carrying on business similar to that of the Group Company.

(f)            All claims made by any Group Company (and SSSL during the time when it owned the Business) under its past and present insurance policies have been settled in full by the relevant insurers.

9.             PROPERTY

(a)           Description

(i)            The leases provided and referred to in Schedule 6 constitute the entire agreement relating to occupation by the relevant Group Company of the Property and there are no other agreements or arrangements (written or unwritten) relating to the occupation by the relevant Group Company of the Property. The particulars thereof set out in Schedule 6 are accurate in all material respects.

(ii)           The sale and purchase contemplated by this Agreement does not give rise to any obligation to notify or procure the consent of the landlord or of the holder of any other interest (including a superior interest) in the Property and no failure to so notify or procure shall result in the termination of any lease or tenancy relating to the Property.

(iii)          Where the rent reserved by any lease is subject to review, the rent currently payable is correctly stated in Schedule 6, all rent review notices have been served within the requisite time limits, no review is pending and there are no disputes outstanding as to the settlement of the level of rent.

(iv)          Where the Property is insured by the landlord thereof the relevant Group Company is a joint insured with the landlord on all relevant policies of insurance in respect of the Property occupied by it or the interest of the relevant Group Company has been noted on the relevant policy or policies of insurance and the insurers have waived subrogation rights against the relevant Group Company.

(v)           Where services are to be performed by the landlord or superior landlord such services have been duly and effectively performed throughout the relevant Group Company’s occupation of the Property.

(b)           Encumbrances

The Property is not subject to:

(i)            any outgoings, other than commercial rates and water rates and (in the case of leased property) rent in the amount specified in Schedule 6, insurance premia and service charges, and there are no outstanding arrears in relation to any of the foregoing;

(ii)           any option, right of pre-emption or right of first refusal in favour of any third party or any trust or equitable interest of any nature whatsoever;

(iii)          any mortgage, debenture, charge, rent charge, lien or other Encumbrance securing the repayment of monies or any other obligation or liability of any Group Company or any other party;

(iv)          any pending or threatened dispute, claim, demand, Court action, arbitration, judicial review or proceeding of any kind or to any form of dispute resolution;

(v)           any burden capable of affecting registered land without registration by virtue of Section 72 of the Registration of Title Act, 1964.

(c)           Use of Property

No Group Company (or SSSL when it owned the Business) has received any notice of any alleged breach or failure to comply with any permissions, consents or licences relating to the Property, its current use or the conduct of each Group Company’s business therefrom (or SSSL when it owned the Business).

(d)           Access and Services

(i)            The Property is directly served by and/or has the benefit of all means of access, rights, easements, services and other facilities necessary for its current use and all of these are either publicly adopted or owned by the relevant statutory undertaker and are maintained at public expense;

(ii)           There are no proposed schemes or orders affecting any road or highway giving access to the Property or any right, easement, service or facility necessary for its current use and enjoyment;

(iii)          There are no rights, easements, licences or informal arrangements public or private, enjoyed or being acquired by or against the Property and none have been proposed or granted or are necessary to permit the owner or occupier of any adjoining land to come on to the Property or to permit any Group Company to go into any adjoining property whether for the purposes of access, parking, fire escape, repair, maintenance, re-development or otherwise; and

(iv)          No person is entitled to or has threatened to terminate, curtail, restrict or interrupt any right, easement, service or facility appurtenant to the Property.

(e)           Former Property

No Group Company has any outstanding obligations (whether existing or contingent) in respect of any properties formerly owned or occupied or used by it (or SSSL when it owned the Business) or in respect of which it had an interest or acted as surety.

(f)            Enquiries

The replies given to all enquiries relating to the Property raised by the Buyer and its advisers prior to the date hereof were and at the date hereof remain true and correct in all respects and not inaccurate or misleading in any respect.

(g)           Covenants

No Group Company (or SSSL when it owned the Business) has received any notice of any outstanding or alleged breach or failure to comply with covenants, restrictions, obligations, conditions, agreements or other matters to which the Property is subject.

(h)           Planning and Development

(i)            The present use of the Property and all developments (within the meaning of the Planning Acts) carried out thereon comply fully with the Planning Acts, there are no outstanding or onerous conditions attached to any planning permissions and no planning permissions are personal, limited in time or open to any application for review or appeal.

(ii)           Compliance has been made with all applicable Planning Acts with respect to the Property and there is no outstanding unobserved or unperformed obligation owed to, or necessary to comply with the requirements (whether formal or informal) of, any competent authority exercising statutory or delegated powers.

(i)            Statutory Notices

No Group Company (or SSSL when it owned the Business) has received any notice that the Property is or may be affected by any of the following matters:

(i)            any closing, demolition or clearance order;

(ii)           any enforcement notice which has not been complied with;

(iii)          any compensation received consequent upon a refusal of any planning consent or the imposing of any restrictions on any planning consent;

(iv)          any order or proposal of which notice has been given to any Group Company (or SSSL when it owned the Business) for the compulsory acquisition or requisition of the whole or any part thereof or modification of any planning permission or the discontinuance of any use or the removal of any building;

(v)           any provision in any development plan or proposal in any draft development plan restricting, regulating or adversely affecting the use or development of it or any part of it;

and no Group Company did anything which could render the Property so affected and the Warrantors know of no reason why the Property should become so affected.

(j)            Legislative Matters

No Group Company (or SSSL when it owned the Business) has received any notice of alleged breach or failure to comply with any Applicable Law (including common law) or with any applicable bye-laws, statutes, regulations, orders, instruments, decrees, notices, certificates and judgments of any government, local government, executive, administrative, judicial or regulatory authority or agency in relation to or affecting the Property.

(k)           Lease or Sub-lease

The Property is not nor has it been let or sub-let to and no right of use or occupation has been granted to a third party by any Group Company (or SSSL when it owned the Business).

(l)            Outstanding Contracts

No Group Company (or SSSL when it owned the Business) has entered into any agreement to dispose of the Property or any part thereof or any interest therein or right thereover or to acquire any other property or interest therein or right thereover which has not been completed.

10.          AGREEMENTS AND ARRANGEMENTS

(a)           All agreements

All written and material contracts and agreements relating to the Business are valid and enforceable by the relevant Group Companies.  Complete and accurate copies of these contracts and agreements are together with any variations thereto are contained in the Data Room and/or annexed to the Disclosure Letter. As far as the Warrantors are aware, no Group Company is a party to any agreement that is contractually binding on such company and has not been recorded in writing.

(b)           Validity of agreements

(i)            Neither any Group Company nor any party with whom any Group Company has entered into any agreement or arrangement has given any notice of its intention to terminate, or has otherwise sought to repudiate or disclaim, the agreement or arrangement.

(ii)           SSSL when it owned the Business, nor any party with whom SSSL had entered into any agreement or arrangement with relating to the Business, has given any notice of its intention to terminate, or has otherwise sought to repudiate, or disclaim, such agreement or arrangement.

(c)           No breach

No Group Company nor SSSL when it owned the Business and so far as the Warrantors are aware, no party with whom any Group Company (or SSSL when it owned the Business) has entered into any agreement or arrangement is in breach of the terms of the agreement or arrangement (to the extent it relates in SSSL’s case to the Business). No matter exists which might give rise to a material breach of any such agreement or arrangement by any Group Company, SSSL, or, so far as the Warrantors are aware, the counterparty thereto.

(d)           Long term, onerous or unusual agreements

No Group Company is a party to or has any liability under any material agreement, arrangement or obligation which:

(i)            is long term, onerous, unusual or of an exceptional nature;

(ii)           was entered into otherwise than in the ordinary and usual course of its business;

(iii)          was entered into otherwise than by way of a bargain at arm’s length;

(iv)          cannot readily be fulfilled or performed by any Group Company on time or without undue or unusual expenditure of money or effort;

(v)           is a comfort letter, contains lease back obligations or an underwriting obligation or is in the nature of a guarantee or indemnity;

(vi)          requires any Group Company to pay any commission, finder’s fee, royalty or other similar periodic sums in the nature of royalties;

(vii)         cannot be terminated by such Group Company on less than three months’ notice without payment of compensation;

(viii)        involves agency or distribution;

(ix)          involves partnership, joint venture, consortium, joint development, shareholders’ or similar arrangements;

(x)           involves membership of an incorporated or unincorporated association (other than bona fide trade associations);

(xi)          is incapable of complete performance within its terms within six months after the date on which it was entered into;

(xii)         involves an aggregate consideration payable by the Group or any Group Company in excess of EUR 25,000;

(xiii)        is for the supply of goods and/or services by or to any Group Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given (other than discounts, reductions or incentives which are provided in the ordinary course of business); or

(xiv)        relates to the provision of goods or services to a Governmental Authority.

No Group Company is a party to or has any liability under any agreement, arrangement or obligation which:

(xv)         restricts the freedom of any Group Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(xvi)        grants exclusive rights in any territory in relation to the distribution, sale, licensing, maintenance or support of any Group Company products, software or service.

(e)           Effect of Sale

The execution or performance of this Agreement and all other documents which are to be executed at Completion will not:

(i)            give rise to, or cause to become exercisable, any right of pre-emption over the Shares or any shares in the Subsidiaries;

(ii)           entitle any person to receive from any Group Company (or for any Group Company to be liable for) any finder’s fee, brokerage or other commission in connection with the purchase of the Shares by the Buyer;

(iii)          conflict with or result in the breach of or constitute a default under any of the terms, conditions or other provisions of:

(A)          any agreement or arrangement to which any Group Company is a party or beneficiary of; or

(B)          any provision of the constitution or other relevant organisational and governance document(s) of any Group Company; or

(C)          any Encumbrance, lease, contract, order, judgment, award, injunction, regulation or other restriction or obligation of any kind by which any Group Company or to which any assets of any Group Company is subject;

(iv)          result in the loss or impairment of or any default under any licence, authorisation or consent required by any Group Company for the purpose of its business;

(v)           relieve any person from any obligation to any Group Company or enable any person to determine any such obligation or any right or benefit enjoyed by any Group Company or to exercise any right in respect of any Group Company;

(vi)          result in the creation, imposition, crystallisation or enforcement or possible enforcement of any Encumbrance whatsoever on any assets of any Group Company;

(vii)         result in any supplier being entitled to cease supplying or not any Group Company on the same terms it supplied SSSL when it owned the Business, or being entitled to reduce its supply or modify its terms of supply to any Group Company in a less favourable manner than it was supplying SSSL when it owned the Business;

(viii)        result in any customer being entitled to cease dealing with any Group Company, or being entitled to reduce its existing level of business or alter the terms upon which it does business with any Group Company; or

(ix)          result in any loan capital or other indebtedness of any Group Company becoming due and payable, or capable of being declared due and capable prior to its stated maturity date or result in any financial facility of any Group Company being withdrawn.

(f)            Guarantees etc.

Save as disclosed in the Accounts, there is not outstanding in respect of any of the Group Companies, any director or shadow director of any of the Group Companies or person Connected with any of them any guarantee, indemnity or suretyship given by or for the benefit of any of the Group Companies, any director or shadow director of any of the Group Companies or person Connected with any of them.

(g)           Loans etc.

There:

(i)            are no loans, quasi-loans or credit transactions made by or which benefit any of the Group Companies to the Sellers (or any of them), any director or shadow director of any Group Company, or any person Connected with any of them;

(ii)           are no debts owing to any of the Group Companies by the Sellers (or any of them), any director or shadow director of any Group Company, or person Connected with any of them;

(iii)          are no debts owing by any of the Group Companies to the Sellers (or any of them), to any director or shadow director of any Group Company or person Connected with any of them; and

(iv)          is no security over any of the assets of any Group Company, whether for any such loans or debts as aforesaid or otherwise.

(h)           Contracts with Sellers or directors etc.

There are no existing agreements or arrangements to which any of the Group Companies is a party or liable and in which any of the Sellers or any director or shadow director of any of the Group Companies or Connected Person of any of them is interested, whether directly or indirectly.

(i)            Arrangements or Understandings

There are not outstanding any arrangements or understandings (whether legally binding or not) between any of the Group Companies and the Sellers (or any of them) or any director or shadow director of any of the Group Companies or Connected Person of any of them relating to the management of any of the Group Companies’ businesses, or the appointment or removal of directors of any of the Group Companies, or the ownership or transfer of ownership or the letting of any of the assets of any of the Group Companies, or the provision, supply or purchase of finance, goods, services or other facilities to, by or from any of the Group Companies, or otherwise howsoever relating to its affairs.

(j)            Claims

None of the Sellers nor any director or shadow director of any of the Group Companies or Connected Person of any of them is entitled to a claim of any nature against any Group Company or has assigned to any person the benefit of a claim against any Group Company to which the Seller, director or Connected Person of him/her would otherwise be entitled.

(k)           Competing Businesses

None of the Sellers has any right or interest, direct or indirect, in any business which is competitive with the Business.

(l)            Warranties and Indemnities

None of the Group Companies (or SSSL when it owned the Business) has at any time prior to Completion sold or otherwise disposed of any shares or assets in circumstances such that a Group Company is, or may be, still subject to any liability (whether contingent or otherwise) under any representation, warranty or indemnity given or agreed to be given on or in connection with such sale or disposal or, in the case of any acquisition by any Group Company (or SSSL when it owned the Business) of any shares or assets, made or omitted or failed to make or fully pursue any claim capable of being made under any representation, warranty or indemnities given or agreed to be given on or in connection with any such acquisition.

11.          TERMS OF TRADE AND BUSINESS

(a)           Creditors

Each Group Company has paid the trade creditors which it is responsible for in the normal course.  No debt owing at the date hereof by any Group Company (or which a Group Company is responsible for) has been due for more than 90 days.

(b)           Debtors

No debt shown in the Accounts or the accounting records of the Company is overdue by more than 90 days or is the subject of an unusual agreement.

(c)           Suppliers and customers

(i)            Neither during the two 12 month financial periods ended on the Last Accounting Date nor during the period commencing on the Last Accounting Date and ending on the date of this Agreement has any person (either individually or jointly with any other person) purchased from or sold to any Group Company (or to SSSL when it owned the Business) more than five per cent of the aggregate amount of all purchases or sales made by that Group Company (or to SSSL when it owned the Business) during these periods.

(ii)           During the 12 months ending on the date of this Agreement no material customer or supplier of the Business has:

(A)          ceased, or indicated an intention to cease, trading with or supplying the Business;

(B)          reduced, or indicated an intention to reduce, its trading with or supplies to the Business; or

(C)          changed, or indicated an intention to change, substantially the terms on which it is prepared to trade with or supply the Business (other than normal price and quantum changes).

(iii)          Save where attached to the Disclosure Letter, no Group Company (or SSSL when it owned the Business) has entered into any agreement or arrangement with any customer or supplier on terms materially different to its standard terms of business.

(d)           Licences, authorisations and Consents

(i)            Each Group Company has obtained all Consents required for the proper carrying on of the Business and all such Consents are valid and subsisting.

(ii)           No Group Company is in material breach of any Consents and so far as the Warrantors are aware, no circumstances exist which may result in any of them being revoked or not renewed, in whole or in part.

(e)           Export Control Laws

(i)            Without diluting the generality or full effect of the Warranty at (ii) immediately below, the Group and the Business (including as conducted by SSSL when it owned the Business) has at all times been in compliance with applicable Export Control Laws.

(ii)           Without limiting the foregoing:

(A)          each of the Company (and its predecessor, SSSL which operated the Business prior to the Reorganisation) and its Subsidiaries has obtained all export licenses and other approvals required for its exports of products, Software, services and technologies required by any Export Control Law and all such approvals and licenses are in full force and effect;

(B)          each of the Company (and SSSL when it owned the Business) and its Subsidiaries complied in all material respects with the terms of such applicable export licenses or other approvals;

(C)          so far as the Warrantors are aware, there are no pending or threatened claims against the Business, Company or any of its Subsidiaries with respect to such export licenses or other approvals; and

(D)          the Company and its Subsidiaries have established internal controls and procedures intended to ensure compliance with all applicable Export Control Laws.

12.          EMPLOYEES

(a)           Terms and Conditions and Benefits

(i)            The Disclosure Letter contains full particulars of the following:

(A)          the total number of employees of each Group Company including those who are on any form of leave (excluding annual leave) and those who have or, may have, for any other reason a right to return to work with any Group Company;

(B)          a table for each Group Company setting out the following details in respect of each employee:

(I)            name;

(II)          date of birth;

(III)        name of employer company;

(IV)         date of commencement of employment;

(V)          status of employee i.e. whether permanent, temporary or fixed-term;

(VI)         whether full-time or part-time;

(VII)       if absent from work (excluding annual leave) the reason for, and duration of, the absence;

(VIII)     grade/position;

(IX)         work location;

(X)          basic salary or wage;

(XI)         private health insurance cover, company car, car allowance and any other perquisites;

(XII)       bonus, commission, or incentive schemes (cash and equity);

(XIII)     participation in share or share option schemes or other forms of equity schemes;

(XIV)      notice entitlement and notice obligation, including any other form of severance, separation or termination pay;

(XV)       annual holiday entitlement;

(XVI)      sick pay entitlement;

(XVII)    any other employee benefits; and

(C)          copies of all written contracts of employment and letters of appointment of employees and officers of each Group Company.

(ii)           There are in existence service agreements with all officers of each of the Group Companies, copies of which are in the Data Room.

(iii)          There are in existence written contracts of employment with all of the employees of each of the Group Companies, copies of which are in the Data Room.

(iv)          No offers of employment have been made to employees who have accepted but not yet started employment.

(v)           There is no ongoing agreement or arrangement between any Group Company and any director, officer or employee or former employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment agreement.

(vi)          The basis of the remuneration payable to the officers or employees of each Group Company is the same as that in force at the Last Accounting Date.  No Group Company is obliged to increase or has made any provision to increase the aggregate annual remuneration payable to the officers and employees by more than five per cent.

(vii)         Since 31 December 2017, there has been no alteration in the terms of employment of, the employees and officers of each Group Company.  Since the Last Accounting Date, there has been no change in the number of the employees and officers of each Group Company.

(viii)        There are no amounts owing to any current or former directors, officers or employees of any Group Company other than usual remuneration (consistent with historic levels) and expenses accrued to date.

(ix)          No Group Company has in place or has offered, is responsible for, or is proposing to introduce any profit sharing, retirement, savings, bonus, commission, incentive, share option/purchase, severance, termination or retention scheme for any director, officer, employee or other person.

(x)           No Group Company (or SSSL when it owned the Business) has a custom and practice of paying bonuses in cash or any other form to employees.

(xi)          No Group Company has in place nor is it proposing to introduce a sick pay scheme.

(xii)         No Group Company is contractually obliged, or obliged by custom and practice, to pay employees on protective leave (e.g. maternity leave, parental leave, adoptive leave, carers’ leave) over and above statutory entitlements.

(xiii)        None of the Group Companies has made, is responsible for, or has agreed to make any payment to, or provided or agreed to provide any benefit for, any current or former director, officer or employee which is not allowable as a deduction for the purposes of tax.

(xiv)        None of the Group Companies is liable to pay any industrial training levy nor has any Group Company outstanding any undischarged liability to pay to any governmental or regulatory authority any amount arising in connection with the employment or engagement of current or former directors, officers or employees.

(xv)         No Group Company has offered, promised or agreed to any future variation in any contract of employment of any director, officer or employee.

(xvi)        No Group Company has made any loan to any director, officer or employee.

(xvii)       Each Group Company (and SSSL when it owned the Business) has at all times complied in all material respects, and is in all material respects in compliance with its obligations in respect of current and former directors, officers and employees in relation to the payment of wages and remuneration.  Without prejudice to the generality of the foregoing, each Group Company (and SSSL when it owned the Business) at all times complied in all material respects, and is in all material respects in compliance with the National Minimum Wage Act 2000 and with all applicable registered employment agreements, employment regulation orders or any order made by a Joint Labour Committee or Joint Industrial Council.

(xviii)      No director, officer or employee of any Group Company is receiving or is due to receive any payments under any disability or permanent health insurance or any similar insurance scheme.

(xix)        All the Group Company employee benefit schemes, plans, programs and arrangements, have been administered to comply in all material respects with their terms and Applicable Law governing such schemes, plans, programs and arrangements.

(xx)         All employer and employee contributions required to be made by any Group Company (and SSSL when it owned the Business) under Applicable Law or the terms of the applicable scheme, plan, program or arrangement have been timely made on or before the applicable due dates, or accrued in accordance with applicable accounting practices.

(xxi)        No Group Company (nor SSSL when it owned the Business) made any communication (written or otherwise) regarding the modification, or intention to modify, any employee benefit scheme, plan, program or arrangement.

(xxii)       To the knowledge of any Group Company, there are currently no pending or threatened investigation, examination or audit involving an employee benefit scheme, plan, program or arrangement sponsored or maintained by any Group Company.

(b)           Records

Each Group Company (and SSSL when it operated the Business) has maintained current and adequate records regarding the service of each of its current and former officers and employees including, without limitation, records of terms of employment, holidays, working hours and rest breaks, payment of sick pay, protective leave, disciplinary, grievance and health and safety matters, income tax and social security contribution and termination of employment.

(c)           Termination /Variation of Employment

(i)            Every employment contract between any Group Company and its officers and employees can be terminated by three months’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or compensation for unfair dismissal).

(ii)           No officer or employee of any Group Company earning over €60,000 has given notice terminating his employment (whether orally or in writing) or has advised any Group Company of any intention to give such notice.  No Group Company has given notice of termination to any officer or employee (whether orally or in writing) of any Group Company earning over €60,000.

(iii)          No Group Company (nor SSSL when it owned the Business) has made or agreed to make or promised any payment or provided or agreed to provide any benefit to any current or former director, officer or employee of any Group Company (nor SSSL when it owned the Business) or any of their dependents in connection with the actual or proposed termination or suspension of his/her employment or variation of any service agreement.

(iv)          The Company has no liability for any Employee Expenses other than to the extent as are included in the Opening Accounts.

(d)           Contractors

(i)            The Disclosure Letter contains accurate details of the terms of all consultancy agreements or arrangements with contractors under which services are provided to any Group Company. Persons or companies engaged under such contracts are not considered employees for the purposes of statutory protection available to employees or for tax and/or social insurance purposes.

(ii)           No contractor engaged by or for the benefit of any Group Company has given notice terminating his engagement or has advised any Group Company of any intention to give such notice.  No Group Company (nor SSSL when it owned the Business) has given notice of termination to any contractor engaged by any Group Company (or SSSL when it owned the Business).

(e)           Claims by Employees

There are no claims in existence pending or threatened against any of the Group Companies (or for which a Group Company is liable):

(i)            by a current or former employee or third party, in respect of any accident or injury which is not fully covered by insurance or in respect of any employee benefit scheme, plan, program or arrangement other than routine claims for benefits;

(ii)           by a current or former officer or employee in relation to any aspect of his employment or appointment; or

(iii)          without prejudice to the generality of the preceding sub-paragraph, by a current or former director, officer or employee in respect of unfair dismissal, notice, redundancy, wrongful dismissal, discrimination, equality, bullying, harassment, occupational stress, health and safety, disability, ill-health, payment of wages, transfer of undertakings, working time, holidays or breach of contract; and neither any Group Company nor SSSL is aware of any circumstances which would give rise to such a claim.

(f)            Compliance

(i)            Each of the Group Companies (and SSSL when it owned the Business) has in relation to each of its directors, officers and employees (and, so far as relevant, to each of its former directors, officers and employees) in connection with their employment complied in all material respects with all:

(A)          obligations under common law and contract;

(B)          statutes, regulations, codes of practice, codes of conduct and terms and conditions of employment;

(C)          agreements reached in the context of industrial relations; and

(D)          all orders, judgments, rulings, recommendations, decisions, determinations and awards made by Industrial Relations Officers, the Labour Relations Commission, Rights Commissioners, the Equality Tribunal, the Employment Appeals Tribunal, the Health and Safety Authority or by the Labour Court, the Civil Courts or other similar bodies.

(g)           Industrial Relations and Trade Unions

(i)            The Disclosure Letter contains accurate details of:

(A)          all trade unions recognised by any Group Company (and SSSL when it owned the Business);

(B)          all collective agreements or arrangements in existence relating to any of the employees of the Group; and

(C)          the current state of any negotiations with any trade union, staff association or other organisation formed for a similar purpose which might affect the terms and conditions of employment of any employees.

(ii)           None of the Group Companies (or SSSL when it owned the Business) is or was involved in any dispute or negotiation regarding a claim of importance with any trade union or association of trade unions or organisation or body of employees. So far as the Warrantors are aware, no facts or circumstances exist which might lead to any such dispute.  During the past two years the Business has not been affected by a strike or lockout or any other labour dispute which has disrupted their businesses.

(iii)          The Business has been operated in material compliance with its obligations to employees and officers pursuant to collective agreements with trade unions, excepted bodies and any employee representative bodies or groups.

(h)           Redundancies

(i)            The Disclosure Letter contains accurate details of all redundancies, redundancy programmes and severance arrangements over the last five years including details of:

(A)          the number of employees affected;

(B)          the selection criteria applied;

(C)          the severance payments that were paid; and

(D)          any relevant policies, terms and conditions and established customs and practices.

(i)            Transfer of Business

Other than the Reorganisation, no Group Company has been a party to any relevant transfer within the scope of the European Communities (Protection of Employees on Transfer of Undertakings) Regulations, 2003 during the past two years.  No Group Company has failed to comply with any obligation or incurred any liability under those Regulations during the past two years.

(j)            Company Plans

(i)            Paragraph 12(j) of the Disclosure Letter sets forth an accurate and complete list of all Company Plans.

(ii)           The Sellers’ Representatives have made available to the Buyer an accurate and complete copy of (i) each writing that sets forth the terms of each Company Plan, including plan documents, plan amendments, and (ii) with respect to any Company Plan that meets or purports to meet the requirements of Section 401(a) of the Code (a “Qualified Plan”), the most recent determination letter or opinion letter issued by the IRS for each such Company Plan.

(iii)          Neither S3 USA nor any ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any (i) multiemployer plan as defined in Section 3(37)(A) of ERISA, (ii) pension plan subject to Title IV of ERISA, or (iii) health or welfare plan for any retired or former employee, or their beneficiaries or dependents (except as required by any federal or state group health continuation coverage requirements).

(iv)          Each Company Plan is and at all times has been maintained, funded, operated and administered, and S3 USA has performed all of its obligations under each Company Plan, in each case in all material respects in accordance with the terms of such Company Plan and in material compliance with all Applicable Laws, including ERISA and the Code.  All contributions required to be made to any Company Plan by Applicable Law and the terms of such Company Plan, and all premiums due or payable with respect to insurance policies funding any Company Plan, have been timely made or paid in full.

(v)           Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or proceeding involving, any Company Plan or any fiduciary thereof is pending or, to the Warrantors’ knowledge, is threatened, which could reasonably be expected to result in any liability, direct or indirect (by indemnification or otherwise) of S3 USA, and no event has occurred or circumstance exists that could reasonably be expected to give rise to any such liability.

(vi)          Each Qualified Plan of S3 USA has received a favourable determination or opinion letter from the IRS that it is qualified under Section 401(a) of the Code and that its related trust is exempt from federal income Tax under Section 501(a) of the Code, and each such Qualified Plan complies in form and in operation in all respects with the requirements of the Code and meets the requirements of a “qualified plan” under Section 401(a) of the Code.  No event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such Qualified Plan or trust.

(vii)         The Buyer has not made or become obligated to make, and it will not as a result of the consummation of the transactions contemplated by this Agreement become obligated to make, any payments that could be non-deductible by reason of Section 280G of the Code (without regard to subsection (b)(4) thereof) (or any corresponding provision of foreign, state or local law), nor will the Buyer be required to “gross up” or otherwise compensate any individual because of the imposition of any tax on a payment to an individual.

13.          FINANCE AND SECURITY ARRANGEMENTS

(a)           Borrowing, Indebtedness and Loan Capital

(i)            No Group Company has outstanding or agreed to create or incur any borrowing or indebtedness in the nature of borrowing.

(ii)           No Group Company has any outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to any Group Company other than debts that have arisen in the ordinary course of business.

(iii)          No Group Company has

(A)          factored any of its debts or discounted any of its debts or engaged in financing of a type which would not require to be shown or reflected in the Accounts; or

(B)          waived any right of set-off it may have against a third party.

(b)           Guarantees and indemnities

(i)            None of the loan capital, borrowings or indebtedness in the nature of borrowing of any Group Company is dependent on any guarantee or indemnity of, or any mortgage, charge, lien, encumbrance, debenture or other security provided by, a third party (including another Group Company).

(ii)           No Group Company is a party to or has any liability (including, without limitation, any contingent liability) under any guarantee or indemnity or any mortgage, charge, lien, encumbrance, debenture or other agreement to secure, or otherwise incur financial or other obligations with respect to the indebtedness, or the default in performance of an obligation of, a third party.

(c)           Payment of Indebtedness, Enforcement of Security and Events of default

(i)            No indebtedness of any Group Company is due and payable and no security over any assets of any Group Company is enforceable, whether by virtue of the stated maturity date or otherwise and no event has occurred or been alleged which:

(A)          constitutes an event of default, or otherwise gives rise to an obligation to repay, under any agreement relating to borrowing or indebtedness in the nature of borrowing or which would lead to any Encumbrance constituted or created in connection with any borrowing or indebtedness in the nature of borrowing, guarantee or indemnity, or which would lead to any other obligation of any Group Company, becoming enforceable;

(B)          would constitute such an event of default or would lead to such security or obligation becoming enforceable with the giving of notice or lapse of time or both; or

(C)          would give rise to any obligation for any Group Company to repay any amounts or any liability for any Group Company.

(ii)           No Group Company has since the Last Accounting Date repaid or become liable to repay any loan or indebtedness in advance of its stated date of maturity.

(d)           Grants, Subsidies etc.

No Group Company is subject to or liable for, any arrangement for receipt or repayment of any grant, subsidy, investment, financial assistance or any other contingent liability repayable at particular times or on the occurrence of certain events or in priority to the holders of the ordinary shares in the relevant Group Company.

(e)           Financial Facilities

(i)            Accurate details of all financial facilities (the “Facilities”) available to each Group Company are set out in the Disclosure Letter and neither the Warrantors (nor any of them) nor any Group Company has done anything to prejudice them.

(ii)           Having regard to the existing Facilities available to it, the Business has sufficient working capital for the purposes of:

(A)          continuing to carry on its trade in the present form and at its present level of turnover for the next 12 months; and

(B)          executing, carrying out and fulfilling in accordance with their respective terms all orders, projects and contractual obligations that have been placed with or undertaken by it.

(f)            Bank accounts

Particulars of the balances of all the bank accounts of each Group Company, showing the position as at the day immediately preceding the date of this Agreement are set out in the Disclosure Letter and no Group Company has any bank accounts save as set out in the Disclosure Letter.  Since those particulars were given, there have been no payments out of those accounts other than routine payments in the ordinary course of business.

14.          INSOLVENCY

(a)           No order

No order has been made or petition presented or resolution passed for the winding up or dissolution of any Group Company or for the appointment of a liquidator, receiver, receiver and manager or examiner to any Group Company.

(b)           No receiver or receiver and manager

No receiver or receiver and manager has been appointed by any person over the whole or any part of the business or assets of any Group Company nor have any circumstances arisen which would allow for the appointment of a receiver or receiver and manager in respect of the business or assets of any Group Company nor has any Group Company requested the appointment of a receiver or receiver and manager.

(c)           Not insolvent

No Group Company is insolvent or unable to pay its debts as they fall due or is deemed to be unable to pay its debts within the meaning of section 509 or 570 of the 2014 Act.

(d)           Payment of debts

No Group Company has stopped paying or suspended payment of its debts as they fall due and no Group Company has sought from its creditors any extensions of time for the payment of its debts.

(e)           No distress etc.

No distress, execution, sequestration or other process has been levied in respect of any of the assets of any Group Company.

(f)            Composition or Schemes etc.

No composition in satisfaction of the debts of any of the Group Companies, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors or members or any class of its creditors or members, has been proposed, sanctioned or approved.

(g)           Crystallisation of Charges

No event has occurred causing, or which upon intervention or notice by any third party may cause, any floating charge created by any of the Group Companies to crystallise or any charge created by it to become enforceable, nor has any such crystallisation occurred or is such enforcement in process.

(h)           Rights of Third Parties

In relation to any property or assets held by any of the Group Companies (or by SSSL as a trustee or agent for the benefit of a Group Company) under any hire purchase, conditional sale, chattel leasing, retention of title agreement or otherwise belonging to a third party, no event has occurred which entitles, or which upon intervention or notice by the third party may entitle, the third party to repossess the property or assets concerning or terminate the agreement or any licence in respect of the same.

(i)            Notices Received

No notice from the Revenue Commissioners under section 1001 of the TCA, nor any notice in a relevant jurisdiction of a similar or analogous effect, has been received by any Group Company or by any director of any of the Group Companies.

(j)            Statutory Demand

(i)            No 21-day notice or other statutory demand whether under section 570 of the 2014 Act or otherwise has been received by any Group Company in any relevant jurisdiction.

(ii)           No order has been made nor are there any facts or circumstances which could give rise to an order being made against any Group Company under section 599 of the 2014 Act.

(iii)          No Group Company has acquired any property in circumstances which may lead to an application for an order of the Court under section 608 of the 2014 Act.

(k)           No event analogous to any of the foregoing has occurred in any other jurisdiction.

15.          COMPETITION

(a)           In this paragraph 15, the following definitions and interpretations apply:

“Competition law” means the legislation of any jurisdiction which governs the conduct of companies or individuals in relation to anti-competitive arrangements or practices, including, but not limited to, cartels, pricing, resale pricing, market sharing, bid-rigging, terms of trading, purchase or supply, joint ventures, dominant or monopoly positions and the control of acquisitions or mergers.

“Business activities” includes membership of or participation in trade associations.

References to Group Company shall include a reference to SSSL for the time it owned the Business.

(b)           No Group Company is, or has been, engaged in any agreement, arrangement, practices or conduct which would amount to an infringement of the Competition law of any jurisdiction in which any Group Company conducts, or has conducted business, and no director, or employee of any Group Company is engaged, or has been engaged, in any activity which would be an offence under such Competition law.

(c)           No Group Company and no director or employee of any Group Company is, or has been, the subject of any investigation, inquiry, or proceedings by any Governmental Authority in connection with any actual or alleged infringement of the Competition law of any jurisdiction in which a Group Company conducts, or has conducted,  business.

(d)           No such investigation, inquiry, or proceedings as mentioned in paragraph (c) has or have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

(e)           No Group Company and no director or employee of any Group Company is, or has been, the subject of any proceedings by any third party in connection with any actual or alleged infringement of the Competition law of any jurisdiction in which a Group Company conducts, or has conducted business, and no proceedings have been threatened or are pending.

(f)            No Group Company is affected by any existing or pending decisions, judgments, orders or rulings of any Governmental Authority and no Group Company has given any undertakings or commitments to such a body which affects the conduct of the business of any Group Company.

(g)           No Group Company is in receipt of any payment, guarantee, financial assistance or other aid from a government or any state body which:

(i)            was not, but should have been, notified to the European Commission under Article 108 of the Treaty on the Functioning of the European Union for a decision declaring such aid to be compatible with the common market, or

(ii)           has been found to be incompatible with the common market.

16.          PENSIONS AND OTHER BENEFITS

(a)           Definitions

In this paragraph 16 the following definitions apply:

“Approved” means exempt approved by the Revenue Commissioners for the purposes of Section 774 of TCA and reference to “Approval” shall be construed accordingly;

“Defined Benefit Scheme” has the meaning ascribed to it in section 2 of the Pensions Act;

“Pension Scheme” means The Silicon & Software Systems Defined Contribution Pension Plan established by trust deed dated 1 May 2001 together with the rules Scheduled thereto made between Silicon & Software Systems Limited and the trustees named therein with effect from 1 May 2001 and currently governed by a definitive trust deed dated 4 December 2013 together with the rules Scheduled thereto with effect from 25 November 2011; and

“PHI Policy” means the group income protection policy with Generali Pan Europe Limited.

(b)           Documentation and Information

(i)            Details of the Pension Scheme and the PHI Policy have been given to the Buyer including true and complete copies of scheme or plan documents, deeds and rules governing or relating to the Pension Scheme and the PHI Policy and all booklets and other explanatory literature or communications issued to Employees, namely:

(A)          the deed of variation dated 4 December 2013;

(B)          the deed of amendment dated 31 August 2015;

(C)          the deed of adherence dated 31 August 2015;

(D)          member guide (2013);

(E)           trustee annual report for year ended 31 December 2011;

(F)           trustee annual report for year ended 31 December 2012;

(G)          trustee annual report for year ended 31 December 2013;

(H)          Revenue approval letter dated 29 May 2001;

(I)            Scheme trace report dated February 2009;

(J)            Member communication (2014);

(K)          Presentation to member (2013);

(L)           Trust Deed and Rules dated 1 May 2001;

(M)         Group Life Assurance policy no. 510268 for Silicon & Software (S3) Limited with Generali;

(N)          Long Term Disability policy no. 510268 for Silicon & Software (S3) Limited with Generali.

(ii)           The Buyer has been provided with true and complete copies of any notification referencing old-age, invalidity or survivors’ benefits provided to an Employee in connection with the transfers contemplated by the Business Transfer Agreement, whether required pursuant to the TUPE or otherwise.

(iii)          The Buyer has been furnished with a list of the Employees who are or were members of each of the Pension Scheme and the PHI Scheme with all particulars of them relevant to their membership of the Pension Scheme and/or the PHI Scheme as are necessary to establish their entitlements to benefits.

(c)           Contributions

(i)            The Buyer has been notified of the rates at which contributions to the Pension Scheme have been paid in respect of each Employee that is a member of the Pension Scheme and the basis on which they are calculated.

(ii)           All contributions due to the Pension Scheme in respect of each Employee that is a member of the Pension Scheme have been paid in full by the due date for payment.

(d)           No other obligations

(i)            Except for the Pension Scheme and the PHI Policy there are not in operation, and no proposal has been announced to enter into or establish, any Defined Benefit Scheme or any agreement, arrangement, custom or practice (whether legally enforceable or not or whether or not Approved) for the payment of, or payment of any contributions towards, any pensions, allowances, lump sum or other like benefits on retirement, death, termination of employment (whether voluntary or not) or during periods of sickness or disablement, for the benefit of any Employee or for the benefit of the dependants of any of them.

(ii)           No Group Company has any obligations under or in connection with the Pension Scheme or the PHI Policy in respect of any Employee or any dependant or beneficiary or any of them other than under the documents contained in the Disclosure Letter which documents contain full and accurate details of all benefits payable under the Pension Scheme and the PHI Policy.

(iii)          Each Employee who has been admitted to or promised admission to membership of the Pension Scheme or the PHI Policy has been admitted or promised admission as of the date on which he first became entitled to admission and the substance of the terms of the admission or promised admission have been communicated to such Employee.

(iv)          Other than the Pension Scheme and the PHI Policy there is in relation to the Employees, no liability (actual or contingent) and no promise guarantee proposal assurance or other undertaking has been given to pay secure or enhance (other than the payment of employer’s contributions under social insurance or social security legislation) any pension or other benefit on retirement, death or disability, the attainment of a specified age or completion of a specified number of years of service and no payments in respect of such benefits are currently being made.

(v)           There are no claims in payment and there are no claims pending or in the deferment period under the PHI Policy in respect of an Employee.

(vi)          No plan, proposal or intention to amend, discontinue in whole or in part or exercise any discretion in relation to the Pension Scheme or the PHI Policy has been communicated to any Employee.

(vii)         The Occupational Pension Schemes (Member Participation in the Selection of Trustees) Regulations 1994, have never been invoked in respect of the Pension Scheme.

(viii)        There has been no breach of the trusts of the Pension Scheme and the PHI Policy and there are no actions, suits, claims, governmental investigations or audits (other than routine claims for benefits) outstanding, pending or threatened against the trustees or administrator of the Pension Scheme or the PHI Policy or against any Group Company or any other employer participating in the Pension Scheme or the PHI Policy in respect of any act, event, omission or other matter arising in respect of any Employee and out of or in connection with the Pension Scheme or PHI Policy as the case may be and, as far as the Warrantors are aware, there are no circumstances which may give rise to any such claim.

(e)           Insurance

All benefits (other than refunds of contributions) payable under the Pension Scheme and the PHI Policy on the death of a member of the Pension Scheme or the PHI Policy or during periods of sickness or disability of the member are fully insured under a policy effected with an insurance company of good repute.

(f)            Part time and fixed term employees

So far as the Warrantors are aware, there are no past or present part time or fixed term Employees who are or were excluded from or ineligible for membership of the Pension Scheme.

(g)           PRSAs

There are no excluded Employees in respect of whom a Group Company is obliged to provide access to a standard personal retirement savings account in accordance with section 121 of the Pensions Act 1990.

17.          LITIGATION AND COMPLIANCE WITH LAW

(a)           Litigation

(i)            Neither :

(A)          SSSL when it owned the Business; nor

(B)          any Group Company or any person for whose acts or defaults in the course of the Business is or may be vicariously liable is involved, or has at any time been involved in, in the course of the Business or the subject of, any investigation, inquiry, litigation (civil or criminal), tribunal, arbitration, mediation or administrative, disciplinary, enforcement or other proceedings (“Proceedings”) in any jurisdiction and no such Proceedings are pending or so far as the Warrantors are aware, threatened.

(ii)           Details of all present negotiations relating to Proceedings concerning any liability (or alleged liability), actual or contingent, of any act or omission of any Group Company (or any officer, employee or agent of the Group Company in such capacity) are set out in the Disclosure Letter.

(iii)          There is no outstanding judgment, sentence, order, decree, arbitral award or decision of any court, tribunal, arbitrator, administrator, or governmental agency against any Group Company (or for which a Group Company may be liable) or in the ordinary course of Business any person for whose acts or defaults in respect of the Business any Group Company is or may be vicariously liable and there are no undertakings arising from any Proceedings.

(b)           Compliance with law

(i)            SSSL when it operated the Business, each Group Company and each person for whose acts or defaults any Group Company is or may be vicariously liable has conducted its business in all material respects in accordance with all Applicable Laws.

(ii)           So far as the Warrantors are aware, all appropriate returns and all relevant information have been supplied by (A) the Group Companies; and (B) SSSL when it operated the Business and to all relevant Governmental Authorities in connection with the business of the Group and the same were and are complete, true and accurate in all material respects.

(c)           Defective Products/Services

Neither SSSL when it owned the Business nor any Group Company manufactured, imported, sold or supplied products or supplied services which are or were in any respect faulty or defective or which do not comply in any material respect with any warranties or representations expressly or implicitly made, or with all applicable laws, regulations, standards and requirements.

(d)           Directors and other Officers

(i)            All of the persons who at present are, or who at any time within the last three years were, a director or officer of any of the Group Companies (and SSSL when it owned the Business) have operated in compliance with all statutory and legal requirements under the Companies Acts or other applicable statutory and legal requirements.

(ii)           The only directors and other officers of the Group Companies are the persons whose names are listed in Schedule 2 and no person is or has been a shadow director (within the meaning of section 221 of the 2014 Act) of any Group Company.

18.          CONSTITUTION, REGISTERS AND RETURNS

(a)           Constitution

Each Group Company has at all times carried on its business and affairs in all respects in accordance with its constitution or other relevant organisational and governance document(s) for the time being and the copy of the constitution or other relevant organisational and governance document of each of the Group Companies delivered by the Sellers to the Buyer on Completion is true and complete and, in the case of such constitution, has embodied therein or annexed thereto a copy of every such resolution as is referred to in sections 198 of the 2014 Act. The Constitution is the only agreement governing the terms of the Shares and the relationships between the Sellers as regards the Company.

(b)           Registers and minute books

All registers and minute books required to be kept by each Group Company pursuant to the Companies Acts or other Applicable Law have been properly kept, contain a true and accurate record of the matters with which they should deal and no notice or allegation has been received that any of them is incorrect or should be rectified.

(c)           Other Records

(i)            Each Group Company and SSSL when it owned the Business has maintained proper records of its activities including all requisite books of account (reflecting in accordance with generally accepted accounting principles all the financial transactions of such Group Company or to which it has been a party) and records, all of which are up-to-date, complete and accurate in all respects and these and all other deeds and documents (properly stamped where necessary) belonging to such Group Company are in the possession of such Group Company.

(ii)           No Group Company’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerised or not) which (including all means of access thereto and therefrom and use thereof) are not under the exclusive ownership and direct control of the relevant Group Company.

(iii)          There has been no breach of any service or maintenance contract relevant to any such electronic, mechanical or photographic process or equipment of or used by any Group Company whereby any person or body providing services or maintenance thereunder may have the right to terminate such service or maintenance contract.

(d)           Subsidiaries

(i)            The Subsidiaries are each companies duly incorporated, validly existing and in good standing (or local equivalent) under the laws of their respective jurisdiction of incorporation as set out in Part 2 of Schedule 2.

(ii)           No Group Company has any associated undertaking within the meaning of paragraph 20 of Schedule 4 of the 2014 Act and no Group Company has any interest in or agreed to acquire any interest in, any shares of any other bodies corporate other than the Subsidiaries.

(iii)          The shares in the share capital of the Subsidiaries are legally and beneficially owned as set out in Part 2 of Schedule 2, validly issued in compliance with Applicable Law, free from all Encumbrances and are fully paid up or credited as fully paid up.

(iv)          There are no shares issued or allotted in the Subsidiaries which are not legally and beneficially owned by the Company.

(v)           No Group Company (other than the Subsidiaries) has outside Ireland any branch, agency or place of business, or any permanent establishment (as that expression is defined in the relevant double tax relief orders current at the date of this Agreement).

(vi)          No Group Company has any liability (actual, contingent or otherwise) in respect of any company or other entity which was formerly a subsidiary or an associated undertaking, within the meaning of the 2014 Act, of any Group Company or in which any Group Company had an interest.

(vii)         Each Group Company has the legal right and full power and authority to carry on its business and activities as currently carried on and is validly registered and qualified to do business in the jurisdictions set out in Schedule 2.

(viii)        Each Group Company has full corporate power and authority to own or use its assets and properties.

(e)           Contributions

No concealed contributions have been made to the Company or the Subsidiaries or contributions repaid to the Company or the Subsidiaries or hidden distributions occurred. There are no obligations to make additional concealed contributions to the Company or the Subsidiaries

(f)            Powers of attorney and authorities

There is no power of attorney given by any Group Company in force and no person, as agent or otherwise, is entitled or authorised to enter into any agreement, arrangement or obligation on behalf of any Group Company (other than any written authority of its employees and directors to enter into agreements in the ordinary and usual course of their duties).

19.          ANTI-MONEY LAUNDERING AND ANTI-CORRUPTION LEGISLATION

So far as the Warrantors are aware, each Group Company (and SSSL when it owned the Business) has complied with its obligations under all relevant anti-money laundering legislation (including but not limited to the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010, the United Kingdom Money Laundering Regulations 2007 and the United Kingdom Proceeds of Crime Act 2002) and anti-corruption legislation (including but not limited to the Prevention of Corruption Acts 1889 to 2010, the United Kingdom Bribery Act 2010 and the United States Foreign Corrupt Practices Act 1977 and the United States Foreign Assets Control Regulations) and no Group Company (and SSSL when it owned the Business) nor, so far as the Warrantors are aware, any party in respect of whose acts a Group Company may be vicariously liable has engaged in any activity, practice or conduct which would constitute an offence under any of the foregoing legislation or its equivalent in any other jurisdiction.  No notice has been received and no Group Company nor is any Warrantor aware of any threatened or pending investigation, inquiry, prosecution or proceedings involving the Business under any such legislation.

20.          GENERAL

(a)           Save in the ordinary course of business, no sums are owing by any Group Company to auditors, solicitors, tax advisers, corporate finance or investment bank advisers or other professional advisers.

(b)           Neither any Group Company nor SSSL when it owned the Business and none of their officers, employees or agents or other persons acting on their behalf has ever directly or indirectly given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder its business or assist it in connection with any actual or proposed transaction.

(c)           Except as Fairly Disclosed, no Group Company is a member of any trade association and in respect of any trade associations which have been disclosed as far as the Warrantors are aware, complied with all its obligations as a member thereof and all codes of practice promulgated by such association.

Part 3: Tax Warranties

1.             GENERAL

(a)           Payment of Tax

(i)            All Tax for which any Group Company is or will become liable as a result of any act, transaction, event, occurrence or omission on or prior to Completion, in so far as such Tax ought to be paid prior to or on Completion, has been paid at or before Completion so that no Group Company will have a liability in respect thereof.

(ii)           No Group Company has any liability in respect of Tax (whether actual or contingent) payable by reference to income, profits or gains earned or received or deemed to have been earned or received on or before the Last Accounting Date or referable to any act, event, occurrence, omission or transactions occurring or deemed to have occurred, on or before the Last Accounting Date that is not fully provided for in the Accounts.

(iii)          No Group Company has any outstanding liability to Tax in respect of the period from the Last Accounting Date up to and including Completion other than a liability which arises in the ordinary course of the trade carried on by such Group Company as at the Last Accounting Date.

(b)           Revenue Concessions/Clearances

(i)            The amount of any Tax liability of each Group Company has not depended to any extent on any concession, agreement or arrangement (whether formal or informal) with any Tax Authority.

(ii)           No transaction has been effected by any Group Company in respect of which any consent, clearance, or approval from any Tax Authority was required or is customarily obtained and which consent, clearance or approval (as the case may be) was not obtained.

(c)           Residence

Each Group Company is resident in its jurisdiction of incorporation for Tax purposes and has never been resident for Tax purposes in any jurisdiction other than its jurisdiction of incorporation nor has it been at any time managed or controlled in or from any country other than its jurisdiction of incorporation.  No Group Company has at any time carried on any trade, business or activity in any other country other than its jurisdiction of incorporation (whether through a branch, agency, permanent establishment or otherwise) nor has any Group Company paid Tax on income, profits or gains to any Tax Authority in any country other than its jurisdiction of incorporation.

(d)           Tax Clawback

The entering into and implementing of this Agreement will not give rise to a charge to Tax for any Group Company or a clawback of any relief or exemption from Tax previously obtained by any Group Company.

2.             COMPLIANCE

(a)           Submission of Computations

Each Group Company has submitted and the relevant Tax Authority has (where relevant) agreed computations of its taxable profits in respect of all periods up to and including the Last Accounting Date.

(b)           Tax Accounts, Records and Returns

Each Group Company has for each accounting period up to and including the accounting period in which Completion falls:-

(i)            furnished each relevant Tax Authority with full and accurate particulars relating to the affairs of such Group Company as required by law;

(ii)           properly and within the prescribed periods of time made all returns, declarations and payments and given or delivered all notices, accounts and information required for the purposes of Tax;

(iii)          kept sufficient and proper records and supporting documentation as required by law in relation to all events up to and including Completion including any claims or elections made and to calculate the Tax liability or relief which would arise on any disposal or on the realisation of any asset owned by such Group Company at Completion;

(iv)          duly and properly submitted to each relevant Tax Authority all claims, elections, notices, amendments to claims, withdrawals of claims and disclaimers which would be of benefit to such Group Company within the time limits laid down in the relevant legislation; and

all such particulars, returns, notices, accounts, information and payments have been correct in all material respects and were made on a proper basis and there is no audit, investigation, dispute, disagreement or appeal outstanding nor so far as the Warrantors are aware, any grounds or circumstances which might cause any audit, investigation, dispute, disagreement or appeal with any Tax Authority and so far as the Warrantors are aware no such audit, investigation, dispute, disagreement or appeal is expected or likely to commence regarding any liability or potential liability to any Tax recoverable from such Group Company or regarding the availability of any relief from Tax.

(c)           Interest on Tax

No Group Company is liable nor has it at any time since the Last Accounting Date been liable to pay interest, penalties, fines or surcharges on overdue Tax and no Group Company has paid any Tax after its due date for payment.

(d)           Withholding Tax

Each Group Company has duly complied with the requirements of the TCA, the Code and other relevant tax legislation relating to the deduction and withholding of Tax at source on payments made by it up to the date hereof and all such Tax which has become due or will become due after Completion by virtue of any act, transaction, event, occurrence, or omission on or prior to Completion has been paid to the relevant Tax Authority.

3.                                      TAX AVOIDANCE

(a)                                 Tax Avoidance Transactions

No Group Company has entered into, been a party to or otherwise been involved in any schemes or arrangements designed partly or wholly for the purpose of avoiding Tax.  None of the provisions of Part 33, Chapter 2, TCA  (or any similar provision of non-Irish Tax law) nor the principles established similar to those in Ramsay v CIR, Furniess v Dawson and McNiven (Inspector of Taxes) v Westmoreland Investments Ltd, apply to any transaction, arrangement, event, act, occurrence or omission involving any Group Company which took place on or before Completion or in respect of any series of transactions, arrangements, events, acts or occurrences taking place on or party before Completion and partly after Completion (whether or not involving such Group Company).

(b)                                 Arm’s Length Transactions

No Group Company has acquired or disposed of any asset, supplied or received any service or entered into any transaction otherwise than by way of bargain at arm’s length, and where required under Tax laws, subject to authoritative, contemporaneous and written documentation.

4.                                      CORPORATION TAX

(a)                                 Payments to Officers and Employees

No Group Company has paid nor will it pay remuneration or compensation for loss of office or make any gratuitous payment, or any other benefit or payment to any of its present or former employees, officers or directors (either deemed or otherwise) in excess of such amount as will be deductible in computing the income of such Group Company for corporation tax purposes or in a form other than cash.

(b)                                 Activities of Group Companies Amounting to Trading

The activities subject to Irish corporation tax carried on by each Group Company are all subject to corporation tax at the rate specified in Section 21(1) TCA.

(c)                                  Group Relief

(i)                                     No Group Company has made a claim for group relief or surrendered any amount by way of group relief under the provisions of Sections 411 to 424 and Section 429 TCA (or any similar provisions of non-Irish Tax law).

(ii)                                  No Group Company has since its incorporation acquired from any other Group Company any asset other than trading stock in circumstances where the companies were, at the time of the acquisition, members of the same Group of companies as defined in sections 590(16) and 616 TCA (or any similar provisions of non-Irish Tax law).

(iii)                               No Group Company is or will at any time in the future become liable to make a subvention payment or any other payment for an amount surrendered by any other Group Company under or in connection with the provisions of Section 411 TCA (or any similar provisions of non-Irish Tax law).

(d)                                 Close Companies

(i)                                     No Group Company is or ever has been a close company as defined in Part 13 TCA.

(ii)                                  There has not been in respect of any accounting period, any excess of distributable investment or estate income within the meaning of Section 434 TCA.

(iii)                               No loan or advance or payment has been made or consideration given or transaction effected falling within Sections 438 or 439 TCA.

(iv)                              No Group Company has ever incurred any expense or paid any amount in consequence of which such Group Company has been or could be treated under Sections 436 or 437 TCA, as having made a distribution.

5.                                      DIVIDENDS AND DISTRIBUTIONS

(a)                                 Dividend Withholding Tax

In respect of all dividends paid, each Group Company has fully and correctly complied with the provisions of Chapter 8A of Part 6 TCA (or any similar provisions of non-Irish Tax law), and has deducted and accounted for all appropriate dividend withholding tax and has no outstanding liability in respect of dividend withholding tax.

(b)                                 Treatment of Dividends on Certain Preference Shares

Section 138 TCA, does not apply to any dividend paid by any Group Company in respect of its preference shares.

(c)                                  Reconstruction/Amalgamation

Other than the Reorganisation, no Group Company has been a party to or been involved in any purported or actual share for share exchange or any purported or actual scheme of reconstruction or amalgamation such as are mentioned in Sections 583 to 588, Section 600, Section 615 or Section 733 TCA (or any similar provisions of non-Irish Tax law), under which shares or debentures have been issued or any transfer of assets effected.

(d)                                 Group Transactions

No Group Company has entered into any transactions, schemes or arrangements which give rise to a liability under Sections 590, 616, 623, 625, 625A, 626 TCA (or any similar provisions of non-Irish Tax law); nor has any Group Company entered into any transactions, schemes or arrangements to which Sections 630 to 638 TCA (or any similar provisions of non-Irish Tax law) apply.

6.                                      STAMP/CAPITAL DUTY

(a)                                 Stamping of Instruments

All documents for which any Group Company has been liable to pay stamp duty on have been properly stamped and no Group Company has any outstanding liability for stamp duty or interest or penalties relating to stamp duty.

(b)                                 Reliefs, Exemptions or Reductions from Stamp

No Group Company has obtained any relief, exemption or reduction from stamp duty which:

(i)                                     has become liable to forfeiture; or

(ii)                                  may be forfeited in the future.

7.                                      VAT AND CUSTOMS AND EXCISE DUTY

(a)                                 Compliance

(i)                                     All customs duties, excise duties, common agricultural policy charges, VAT and other taxes, duties, charges or levies payable to the Revenue Commissioners (or appropriate fiscal or revenue authority) upon the importation of goods or assets imported, owned or used by any Group Company have been properly accounted for and recorded and have been paid in full prior to Completion.

(ii)                                  Each Group Company is a registered and taxable person including for the purposes of the Value Added Tax Consolidation Act, 2010 (as amended), (“VATCA”) in its jurisdiction of incorporation only and has not been required to be registered elsewhere and has complied in all respects with VAT legislation and all regulations made or notices issued thereunder and has maintained full complete correct and up to date records, returns, invoices and other documents (as the case may be) appropriate or requisite for the purposes thereof.

(b)                                 Group Registration

No arrangement exists or has existed whereby pursuant to Section 15(1) VATCA and Regulation 6 of the Value Added Tax Regulations 2006 (as amended) (or any similar provisions of non-Irish Tax law) the business activities of any Group Company are or were deemed to be carried on by any other person or the business activities of any other person are or were deemed to be carried on by any Group Company.

(c)                                  Immovable Goods

(i)                                     No Group Company has applied to waive exemption in relation to any immovable goods in accordance with Section 96 VATCA and regulation 4 of the Value Added Tax Regulations 2006.

(ii)                                  No Group Company has, together with another party availed of a joint option to tax a sale of immovable goods in accordance with Section 94 VATCA.

(iii)                               No Group Company has, availed of as a landlord or been subject to as a tenant an option to tax any immovable goods in accordance with Section 97 VATCA.

8.                                      PAYROLL TAXES, SOCIAL WELFARE AND LEVIES

(a)                                 Compliance

Each Group Company is duly registered for and has properly withheld and, as relevant, operated the employee payroll system of deducting income tax from all payments to, or treated as made to, employees and ex-employees of such Group Companies and has accounted to the relevant Tax Authorities for all tax so deducted and all tax chargeable on the remuneration of its employees (deemed or otherwise) and has properly operated Social Welfare and Pay Related Social Insurance deductions (both employers’ and employees’ deductions) ( or their equivalent in any other jurisdiction), has properly made Universal Social Charge deductions and has made all payments, returns and submissions to any Tax Authority in respect thereof and any other levies and impositions due in respect of the employees of such Group Company have been duly paid.

(b)                                 Investigations

(i)                                     No Group Company has been the subject matter of or undergone any investigation, audit or visit by any Tax Authority within five years of the date hereof and neither the Warrantors (nor any of them) nor any Group Company is aware of any such investigation, audit or visit planned for 12 months from the date hereof.

(c)                                  U.S. Tax Matters

(i)                                     No Group Company has taken any reporting position on a tax return, which reporting position (x) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income under Section 6662 of the Code (or any similar provision of state, local or foreign Tax law), and (y) has not adequately been disclosed on such tax return in accordance with Section 6662(d)(2) of the Code (or similar provision of state, local or foreign Tax law).

(ii)                                  No Group Company has made or is obliged to make any payments that constitute “parachute payments” within the meaning of Section 280G of the Code.

(iii)                               The Subsidiaries have not been a member of an affiliated group filing a consolidated federal income tax return or has any liability for the Tax of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.  The Subsidiaries are not a party to any Tax sharing or Tax indemnity agreement or any other agreement of a similar nature.

(iv)                              No Group Company (x) owns, directly or indirectly, any “United States real property interest” within the meaning of Code Section 897(c)(1) and (y) has filed an election under Code Section 897(i).

(v)                                 All Group Companies have collected all material sales and use Taxes required to be so collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Tax Authority, or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by applicable sales and use Tax laws.

(vi)                              No claim has ever been made by a Tax Authority in a jurisdiction where a Group Company does not file tax returns that such Group Company is, or may be, subject to Taxation by that jurisdiction.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of a Group Company.

(vii)                           No Group Company is or has been a party to any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

SCHEDULE 10

Part 1: Escrow Arrangements

1.                                      The Escrow Account and the amount standing to the credit of the Escrow Account will be handled in accordance with this Schedule and the Escrow Agreement.

2.                                      Money shall be released from the Escrow Account:

(a)                                 on the joint written instructions of the Buyer and the Sellers’ Representatives to the Escrow Agent in accordance with this Schedule and the Escrow Agreement; or

(b)                                 without the requirement for any joint written instructions of the Buyer and the Sellers’ Representative if the Buyer has not made any Notified Claims on or before the Escrow Release Date, as applicable whereby the Escrow Agent shall be deemed to be authorised by the Buyer and the Sellers’ Representatives to release the Escrow Amount in the Escrow Account in accordance with this Schedule and the Escrow Agreement.

3.                                      The Buyer and the Sellers’ Representatives shall promptly give to the Escrow Agent all such instructions as are necessary to give effect to the provisions of this Schedule and the Escrow Agreement.

4.                                      Payments to the Buyer shall only be made out of the Escrow Account for the purposes of paying to the Buyer the Agreed Amount (subject always to the provisions of this Agreement and / or the Tax Deed) in respect of an Agreed Claim.

5.                                      The Buyer and the Sellers’ Representatives shall procure that 50% of any charges properly applied in respect of the Escrow Account are discharged by the Buyer and the remaining 50% of any charges properly applied in respect of the Escrow Account are discharged by the Sellers.

6.                                      Any interest accruing in respect of the Escrow Account will be added to the balance then standing to the credit of the Escrow Account and applied in accordance with this Schedule.

7.                                      The Buyer and the Sellers shall ensure that all rights to the Escrow Account and any balance standing to its credit remain free from any Encumbrance.

8.                                      The Buyer and the Sellers agree that the entitlement to receive monies from the Escrow Account and any balance standing to their credit from time to time will be held on trust for the person or persons who are ultimately entitled to receive those monies under this Agreement and / or the Tax Deed and no party to this Agreement shall have any entitlement (contractual or otherwise) to receive monies from the Escrow Account, nor will any party to this Agreement have any beneficial interest in such monies or the right to receive such monies other than, in each case, in accordance with the terms of this Agreement and / or the Tax Deed.

9.                                      Any payment made to the Buyer from the balance of the Escrow Account pursuant to the provisions of the Schedule shall be treated as a reduction in the Consideration.

10.                               If, prior to the Escrow Release Date a Notified Claim becomes an Agreed Claim, the Buyer and the Sellers’ Representatives shall procure that within 10 Business Days of the Notified Claim becoming an Agreed Claim, the Agreed Amount be released to the Buyer (including accrued interest on that sum but less accrued bank charges relating to that payment) from the Escrow Account in satisfaction of the Agreed Claim, or, if the amount then standing to the credit of the Escrow Account (including accrued interest but less accrued bank charges), is less than the Agreed Amount, that the whole of such balance of the Escrow Account be released to the Buyer:

(a)                                 where (i) the Claim relates to a claim under the General Warranties or (ii) a claim under this Agreement, including for the avoidance of doubt in relation to Increased Working Capital or (iii) a claim under the Tax Deed in full satisfaction of the Agreed Claim subject to paragraph 18 of this Schedule, subject always to Clause 8.15; or

(b)                                 where the Claim relates to a Fundamental Warranty, in part satisfaction of the Agreed Claim.

11.                               On the Escrow Release Date:

(a)                                 where the Buyer has not made any Notified Claims, the Escrow Agent shall be deemed to have been automatically instructed to release and pay in full an amount equal to the balance of the Escrow Amount to the Sellers’ Solicitors;

(b)                                 where all Notified Claims have become Agreed Claims and all Agreed Amounts have been paid to the Buyer in accordance with paragraph 10 of this Schedule, the Buyer and the Sellers’ Representatives shall instruct the Escrow Agent that an amount equal to the balance of the Escrow Amount, if any, then standing to the credit of the Escrow Account (including accrued interest but less accrued bank charges) shall be released and paid in full to the Sellers’ Solicitors.

12.                               Where there are any Notified Claims that have become Agreed Claims in respect of which the Agreed Amount has not been paid to the Buyer in accordance with paragraph 10 of this Schedule, the Buyer and the Sellers’ Representatives shall instruct the Escrow Agent that within 10 Business Days of the Escrow Release Date such Agreed Amount(s) be released to the Buyer (including accrued interest on that sum but less accrued bank charges relating to that payment) from the Escrow Account in satisfaction of the Agreed Claim(s), or, if the amount then standing to the credit of the Escrow Account (including accrued interest but less accrued bank charges) is less than the aggregate Agreed Amount, that the whole of the balance in the Escrow Account be released to the Buyer:

(a)                                 where (i) the Claim relates to a claim under the General Warranties or (ii) a claim under this Agreement, including for the avoidance of doubt in relation to Increased Working Capital or (iii) a claim under the Tax Deed in full satisfaction of the Agreed Claim subject to paragraph 18 of this Schedule, subject always to Clause 8.15; or

(b)                                 where the Claim relates to a Fundamental Warranty, in part satisfaction of the Agreed Claim.

13.                               Where there are any Notified Claims which are Outstanding Claims, the Buyer and the Sellers’ Representatives shall procure that a sum equal to the aggregate of the Notified Claim Estimate in relation to all Outstanding Claims is retained out of the Escrow Amount in the Escrow Account, to be applied in accordance with paragraph 14(a) of this Schedule, and that the balance of the Escrow Amount, if any, then standing to the credit of the Escrow Account be released in accordance with paragraph 11(a).

14.                               Following the Escrow Release Date:

(a)                                 where any Outstanding Claim becomes an Agreed Claim, the Buyer and the Sellers’ Representatives shall instruct the Escrow Agent that within 10 Business Days of an Outstanding Claim becoming an Agreed Claim, the Agreed Amount in respect of that Agreed Claim be paid out of the Escrow Account to the Buyer (including accrued interest on that sum but less accrued bank charges relating to that payment), or, if the amount then standing to the credit of the Escrow Account (including accrued interest but less accrued bank charges) is less than the Agreed Amount, that the whole of such balance of the Escrow Amount be released to the Buyer:

(i)                                     where (i) the Claim relates to a claim under the General Warranties or (ii) a claim under this Agreement, including for the avoidance of doubt in relation to Increased Working Capital or (iii) a claim under the Tax Deed in full satisfaction of the Agreed Claim subject to paragraph 18 of this Schedule, subject always to Clause 8.15; or

(ii)                                  where the Claim relates to a Fundamental Warranty, in part satisfaction of the Agreed Claim.

(b)                                 once any Outstanding Claims have been Resolved and all Agreed Amounts have been paid to the Buyer, the Buyer and the Sellers’ Representatives shall procure that within 10 Business Days after such final payment, an amount equal to the balance (if any) of the Escrow Amount then standing to the credit of the Escrow Account be released and paid to the Sellers’ Representatives.

15.                               The parties agree that it shall be a matter solely for the Sellers’ Representatives to determine the amount of any monies released from the Escrow Account in accordance with this Schedule that each Seller shall be entitled to and the Sellers agree between themselves that such determination shall be based on each Sellers’ Specified Proportion.

16.                               In relation to a Claim in respect of a Fundamental Warranty where the entire amount then standing to the credit of the Escrow Account (including accrued interest but less accrued bank charges) is paid to the Buyer in part satisfaction of the Agreed Claim, the parties agree that the outstanding amount of such liability shall be paid by the Sellers to the Buyer in accordance with the terms of this Agreement.

17.                               For the avoidance of doubt, the parties acknowledge, agree and confirm that the entire amount standing to the credit of the Escrow Account shall, be available to discharge the Agreed Amount in respect of any Claim, claim under the Tax Deed or claim in respect of Increased Working Capital regardless of whether all or some only of the Sellers are liable in respect of such Claim, claim under the Tax Deed or claim in respect of Increased Working Capital.

18.                               For the avoidance of doubt, nothing in this Schedule affects the liability of SSSL under the Tax Deed.

Part 2: Escrow Agreement

To be entered into when the Escrow Account is opened

THE SELLERS

SIGNED by

2001 CO-INVESTMENT LIMITED
PARTNERSHIP by the Manager thereof,		/s/ John Sullivan
ACT VENTURE CAPITAL LIMITED,		John Sullivan
by JOHN O’SULLIVAN, duly authorised signatory
in the presence of:

Signature of Witness:	/s/ Nadege Serna

Name (printed):	Nadege Serna

Address:	2 Grand Canal Square

Dublin 2

Occupation:	Trainee

SIGNED by JOHN O’BRIEN
in the presence of:		/s/ James O’Riordan
John O’Brien

JAMES O’RIORDAN AS ATTORNEY
Signature of Witness:	/s/ Nadege Serna	FOR JOHN O’BRIEN UNDER POWER
OF ATTORNEY DATED 8 MAY 2018
Name (printed):	Nadege Serna

Address:	2 Grand Canal Square

Dublin 2

Occupation:	Trainee

SIGNED by CATHAL BYRNE
in the presence of:		/s/ Cathal Byrne
Cathal Byrne

Signature of Witness:	/s/ Nadege Serna

Name (printed):	Nadege Serna

Address:	2 Grand Canal Square

Dublin 2

Occupation:	Trainee

SIGNED by PHILIP BRENNAN
in the presence of:		/s/ Cathal Byrne
Philip Brennan

CATHAL BYRNE AS ATTORNEY FOR
Signature of Witness:	/s/ Nadege Serna	PHILIP BRENNAN UNDER POWER OF
ATTORNEY DATED 30 MARCH 2018
Name (printed):	Nadege Serna

Address:	2 Grand Canal Square

Dublin 2

Occupation:	Trainee

SIGNED by JAMES RIORDAN
in the presence of:		/s/ James Riordan
James Riordan

Signature of Witness:	/s/ Nadege Serna

Name (printed):	Nadege Serna

Address:	2 Grand Canal Square

Dublin 2

Occupation:	Trainee

SIGNED by JIM O’DONOGHUE
in the presence of:		/s/ Cathal Byrne
Jim O’Donoghue

CATHAL BYRNE AS ATTORNEY FOR
Signature of Witness:	/s/ Nadege Serna	JIM O’DONOGHUE UNDER POWER OF
ATTORNEY DATED 29 MARCH 2018.
Name (printed):	Nadege Serna

Address:	2 Grand Canal Square

Dublin 2

Occupation:	Trainee

SIGNED by DERMOT BARRY
din the presence of:		/s/ Dermot Barry
Dermot Barry

Signature of Witness:	/s/ Nadege Serna

Name (printed):	Nadege Serna

Address:	2 Grand Canal Square

Dublin 2

Occupation:	Trainee

SIGNED by
for and on behalf of		/s/ Cathal Byrne
WOODHATCH LIMITED		Cathal Byrne
in the presence of:

Signature of Witness:	/s/ Nadege Serna

Name (printed):	Nadege Serna

Address:	2 Grand Canal Square

Dublin 2

Occupation:	Trainee

SIGNED by

ACT 2001 VENTURE CAPITAL GMBH & CO
KG by the Manager thereof,		/s/ John Sullivan
ACT VENTURE CAPITAL LIMITED,		John Sullivan
by JOHN O’SULLIVAN, duly authorised signatory
in the presence of:

Signature of Witness:	/s/ Nadege Serna

Name (printed):	Nadege Serna

Address:	2 Grand Canal Square

Dublin 2

Occupation:	Trainee

SIGNED by

ACT 2001 VENTURE CAPITAL NO. 1
LIMITED PARTNERSHIP		/s/ John Sullivan
by the Manager thereof,		John Sullivan
ACT VENTURE CAPITAL LIMITED,
by JOHN O’SULLIVAN, duly authorised signatory
in the presence of:

Signature of Witness:	/s/ Nadege Serna

Name (printed):	Nadege Serna

Address:	2 Grand Canal Square

Dublin 2

Occupation:	Trainee

SIGNED by

ACT 2001 VENTURE CAPITAL NO. 2
LIMITED PARTNERSHIP		/s/ John Sullivan
by the Manager thereof,		John Sullivan
ACT VENTURE CAPITAL LIMITED,
by JOHN O’SULLIVAN, duly authorised signatory
in the presence of:

Signature of Witness:	/s/ Nadege Serna

Name (printed):	Nadege Serna

Address:	2 Grand Canal Square

Dublin 2

Occupation:	Trainee
Name (printed):	Nadege Serna

SIGNED by

ACT 2001 VENTURE CAPITAL NO. 2A
LIMITED PARTNERSHIP		/s/ John Sullivan
by the Manager thereof,		John Sullivan
ACT VENTURE CAPITAL LIMITED,
by JOHN O’SULLIVAN, duly authorised signatory
in the presence of:

Signature of Witness:	/s/ Nadege Serna

Name (printed):	Nadege Serna

Address:	2 Grand Canal Square

Dublin 2

Occupation:	Trainee

SIGNED by
as Trustee
for and on behalf of THE TRUSTEES OF THE		/s/ Johan Kampe
ETV EMPLOYEE WARRANT TRUST		Johan Kampe
in the presence of:

Signature of Witness:	/s/ Nathaniel Norgren

Name (printed):	Nathan Norgren

Address:	184 St. Leonards Rd

London SW14 7NN

Occupation:	Solicitor

SIGNED by
for and on behalf of		/s/ Thomas Wakeman
ETV (CAPITAL) JERSEY LIMITED		Thomas Wakeman
in the presence of:
THOMAS WAKEMAN AS ATTORNEY
FOR ETV (CAPITAL) JERSEY LIMITED
UNDER POWER OF ATTORNEY
Signature of Witness:	/s/ Adrian Martin	DATED 28 MARCH 2018

Name (printed):	Adrian Martin

Address:	17 Antrim Mansions

Antrim Rd, London NW 34 XT

Occupation:	Accountant

SIGNED by
for and on behalf of
PHILIPS ELECTRONIC IRELAND LIMITED		/s/ Jurjen Jongma
in the presence of:		Larry Keaueney

JURJEN JONGMA AS ATTORNEY FOR
LARRY KEAVENEY UNDER POWER
Signature of Witness:	/s/ L. Starmans	OF ATTORNEY DATED 7 MAY 2018

Name (printed):	L. Starmans

Address:	Amstelplein

Amsterdam, Holland

Occupation:	Legal Counsel

THE BUYER

SIGNED by
for and on behalf of
ADESTO TECHNOLOGIES CORPORATION		/s/ Ron Shelton
in the presence of:		Ron Shelton

Signature of Witness:	/s/ Ishai Naveh

Name (printed):	Ishai Naveh

Address:	3600 Peterson Way

Santa Clara, CA 95054

Occupation:	VP Business Development